SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Rogers Corporation
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One Technology Drive / P. O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Rogers Corporation, a Massachusetts corporation, will be held on Wednesday, May 12, 2010, at 10:30 a.m., local time, at the corporate offices of Rogers Corporation, One Technology Drive, Rogers, Connecticut, 06263 for the following purposes:

1.
To elect the eight members of the board of directors for the ensuing year: Charles M. Brennan, III, Gregory B. Howey, J. Carl Hsu, Carol R. Jensen, Eileen S. Kraus, William E. Mitchell, Robert G. Paul and Robert D. Wachob.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on March 16, 2010, the record date fixed by the board of directors for such purpose.

Regardless of whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly voting electronically over the Internet or by telephone or by dating, signing, and returning your proxy card in the pre-addressed, postage-paid return envelope (which will be provided to those shareholders who request to receive paper copies of these materials by mail), or by returning your voting instruction card to your broker. If for any reason you desire to revoke or change your proxy, you may do so at any time before it is exercised. The proxy is solicited by the board of directors of Rogers Corporation.

We cordially invite you to attend the meeting.

By Order of the Board of Directors

Robert M. Soffer, Vice President and Secretary

March 24, 2010

Proxy Statement Table of Contents

Proposal 1: Election of Directors	2
Nominees For Director	2
Director Qualifications	3
Stock Ownership of Management	4
Beneficial Ownership of More Than Five Percent of Rogers Stock	5
Corporate Governance Practices	6
Board of Directors	7
Director Independence	7
Board Leadership Structure	7
Board Diversity	8
The Board’s Role In Risk Oversight	8
Meetings Of Certain Committees	8
Directors’ Compensation	11
Audit Committee Report	12
Compensation Discussion and Analysis	13
Base Salary	16
Short-Term Incentives	17
Long-Term Incentives	18
2010 Compensation	20
Retirement Benefits And Perquisites	20
Severance And Change In Control Protection	22
Impact Of Tax Treatment On Compensation Program Design	22
Compensation and Organization Committee Report	22
Executive Compensation	23
Summary Compensation Table	23
All Other Compensation For Fiscal Year 2009	24
Grants Of Plan-Based Awards In 2009 Fiscal Year	25
Outstanding Equity Awards At 2009 Fiscal Year End	27
Option Exercises And Stock Vested In Fiscal Year 2009	28
Pension Benefits At 2009 Fiscal Year End	29
Non-Qualified Deferred Compensation At Fiscal Year End	31
Potential Payments On Termination Or Change In Control	32
Post Termination Table	36
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	38
Related Person Transactions	39
Section 16(a) Beneficial Ownership Reporting Compliance	40
Proposals of Shareholders	40
Solicitation of Proxies	40
“Householding” of Proxy Materials	40
Communications with Members of the Board of Directors	41
Availability of Certain Documents	41

One Technology Drive / P. O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605

Proxy Statement - March 24, 2010

We are providing you with this proxy statement and proxy card (either in paper copy or electronically via the Internet) in connection with the solicitation of proxies by the board of directors of Rogers Corporation (“Rogers” or the “Company”) for the Annual Meeting of Shareholders to be held on Wednesday, May 12, 2010, at 10:30 a.m., local time, at the corporate offices of Rogers Corporation on One Technology Drive, Rogers, Connecticut 06263.

If you are a shareholder of record as of the close of business on March 16, 2010, you are entitled to vote at the meeting and any adjournment thereof. As of that date, 15,777,099 shares of capital stock (also referred to as common stock), $1 par value per share, of Rogers were outstanding. You are entitled to one vote for each share owned. Execution of a proxy will not in any way affect your right to attend the meeting and vote in person. Any shareholder submitting a proxy has the right to revoke it any time before it is exercised by filing a written revocation with the Secretary of Rogers, by executing a proxy with a later date, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted) or by attending and voting at the meeting.

We are furnishing proxy materials to our shareholders on the Internet, rather than mailing a paper copy of the materials (including our 2009 annual report) to each shareholder, unless you have requested us to send you a paper or electronic mail copy. We have adopted this procedure pursuant to rules adopted by the Securities and Exchange Commission (“SEC”). If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper or electronic mail copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. Distribution of the Notice to shareholders is scheduled to begin on or about March 30, 2010. If your shares are held by a brokerage firm, dealer or other similar organization, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card.

Under the rules of the New York Stock Exchange (“NYSE”), if you hold shares through a broker, your broker is permitted to vote your shares on routine matters in its discretion even if the broker does not receive instructions from you. An example of such a routine matter is the proposal to ratify the appointment of an independent registered public accounting firm. The election of directors, however, is not considered to be a routine matter for this purpose. Therefore, you are strongly encouraged to vote.

The presence, in person or by proxy, of the holders of a majority of the shares of capital stock entitled to vote on a matter at the meeting is necessary to constitute a quorum with respect to that matter. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Neither abstentions nor broker “non-votes” will be considered votes properly cast favoring or opposing a matter. Accordingly, because the approval of each of the proposals is based on the votes properly cast and favoring or opposing a matter, neither abstentions nor broker “non-votes” will have any effect upon the outcome of voting with respect to any of the proposals.

With regard to the election of directors, votes may be cast for all nominees or withheld from all nominees or any particular nominee. Votes withheld in connection with the election of one or more directors will not be counted as votes cast for such individuals. Those nominees receiving the eight highest numbers of votes at the meeting will be elected, even if such votes do not constitute a majority of the votes cast. With regard to the ratification of the appointment of the Company’s independent registered public accounting firm, votes may be cast for or against such proposal or you may abstain from voting on that proposal.

We do not expect any matters other than those set forth in the accompanying Notice of Annual Meeting of Shareholders to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies properly executed and received will be voted with respect to such matter in accordance with the judgment of the persons named as proxies.

Proposal 1: Election of Directors

The directors of Rogers are elected annually by shareholders and hold office until the next Annual Meeting of Shareholders and thereafter until their successors have been elected and qualified. The board of directors has been advised that each nominee will serve if elected. If any of these nominees should become unavailable for election, proxies will be voted for the election of such other person, or for fixing the number of directors at a lesser number, as the board of directors may recommend. All of the nominees are currently directors of Rogers and were elected to their present term of office at the May 7, 2009 Annual Meeting of Shareholders.

NOMINEES FOR DIRECTOR

Age/Year First
Name	Became Director	Principal Occupations and Other Directorships During at Least the Past Five Years
Charles M. Brennan, III	68 / 2005
Chairman of the Board (March 2006 until retirement in December 2007) and Chairman of the Board and Chief Executive Officer (“CEO”) (October 1988 until retirement in April 2000) of the MYR Group, Inc.; Director, Dycom Industries, Inc.

Gregory B. Howey	67 / 1994	President and Director, Okay Industries, Inc.
J. Carl Hsu	68 / 2007
Retired (as of December 2003) President and CEO, Bell Labs Asia and China (since October 1999); Professor at Peking University (since October 2001); Director, Taiwan Mobile Co., Ltd. and Trident Microsystems, Inc.

Carol R. Jensen	57 / 2006
President and Principal Partner, Lightning Ranch Group; Global Vice President of R&D Performance Chemicals, Dow Chemical Co. (July 2001 to April 2004); Executive Director, Corporate Technology and Electro & Communications Markets, 3M Corporation (February 2000 to July 2001).

Eileen S. Kraus	71 / 2001
Retired (as of July 2000) Chairman, Fleet Bank Connecticut, a subsidiary of FleetBoston Financial Corporation; Director, Kaman Corporation and Stanley Black & Decker, Inc. (formerly The Stanley Works).

William E. Mitchell	66 / 1994
Retired Chairman and a member of the board of Arrow Electronics, Inc., (as of January 2010) and prior to retirement was Chairman (since May 2006) and CEO (since February 2003); President (February 2003 to February 2008) of Arrow Electronics, Inc.; Director, Brown-Forman Corporation and Humana Inc.

Robert G. Paul	68 / 2000
Retired (as of March 2004) Director and President, Base Station Sub-Systems Group, Andrew Corporation (from July 2003); President, CEO and Director, Allen Telecom Inc. (1991 to July 2003); Director, Comtech Telecommunications Corporation and Kemet Corporation.

Robert D. Wachob	62 / 2004	President and CEO (since April 2004); President and Chief Operating Officer (April 2002 to April 2004) and Executive Vice President, (January 2000 to April 2002) Rogers Corporation.

Vote Required for Approval and Recommendation of the Board of Directors

Directors must be elected by a plurality of the votes cast. This means those nominees receiving the eight highest numbers of votes at the Annual Meeting of Shareholders will be elected, even if such votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not have any effect on the outcome of the proposal.

The board of directors recommends a vote FOR the election of the above named nominees to the board of directors.

DIRECTOR QUALIFICATIONS AND EXPERIENCE

The following table identifies the primary experience, qualifications, attributes and skills that resulted in the board of directors’ decision to nominate the eight individuals listed on the preceding page to our board of directors. This information supplements the biographical information provided on the preceding page. The vertical axis displays the primary factors or attributes reviewed by the Nominating and Governance Committee in evaluating a board candidate. The absence of an “X” in any box should not be construed to be a determination that the director entirely lacks such an attribute. Mr. Boomer is listed in the table even though he is not standing for re-election because such disclosure is required by Securities and Exchange Commission rules.

Item Description	Boomer	Brennan	Howey	Hsu	Jensen	Kraus	Mitchell	Paul	Wachob
(1) serves or has served on the
Board of other public companies	X	X	X	X		X	X	X
(2) serves or has served on the
Board of private companies	X	X	X	X	X	X	X
(3) sitting CEO or President, or
Retired CEO or President	X	X	X	X	X	X	X	X	X
(4) specialized functional
experience related to:
a. acquisitions	X	X	X			X	X	X	X
b. human resources	X	X	X	X		X
c. finance	X	X	X	X		X	X	X	X
d. research and development			X	X	X	X
(5) operating/manufacturing
background	X	X	X	X	X		X	X	X
(6) knowledge of Rogers’ industry
and markets	X	X	X	X	X	X	X	X	X
(7) knowledge of Rogers’
technology	X	X	X	X	X		X	X	X
(8) international experience	X	X	X	X	X		X	X	X
(9) strategic thinker	X	X	X	X	X	X	X	X	X
(10) able to identify and assess risk	X	X	X	X	X	X	X	X	X
(11) a broad perspective	X	X	X	X	X	X	X	X	X
(12) collegial personality	X	X	X	X	X	X	X	X	X

Stock Ownership of Management

This table provides information about the beneficial ownership of Rogers capital stock as of March 16, 2010, by each of the current members of the board of directors and named executive officers (“NEOs”) listed in the “Summary Compensation Table” and by all directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to the shares reported.

	Beneficial Ownership
	Total	Percent of	Total Stock
Name of Person or Group	Shares (1)	Class (2)	Interest (3)
Michael D. Bessette	78,328	*	78,328
Walter E. Boomer (4)	40,763	*	40,763
Charles M. Brennan, III	19,592	*	23,092
Robert C. Daigle (5)	113,407	*	113,407
Gregory B. Howey	64,787	*	81,180
J. Carl Hsu	8,665	*	12,165
Carol R. Jensen (5)	14,617	*	18,117
Peter G. Kaczmarek	103,483	*	103,483
Eileen S. Kraus	38,754	*	46,306
Dennis M. Loughran	29,187	*	29,187
William E. Mitchell (5)	16,185	*	21,727
Robert G. Paul	45,915	*	51,888
Robert D. Wachob (5)	359,444	2.24	359,444
All Directors and Executive Officers as a Group (22 Persons)	1,271,449	7.58	1,317,409

*	Less than 1%.
(1)
Represents the total number of currently owned shares and shares acquirable within 60 days of March 16, 2010 through the exercise of stock options. Shares acquirable under stock options exercisable within 60 days for each individual are as follows (last name/number of shares): Bessette/66,434; Boomer/19,113; Brennan/13,612; Daigle/99,034; Howey/39,500; Hsu/4,500; Jensen/10,679; Kaczmarek/90,034; Kraus/34,230; Loughran/27,434; Mitchell/13,349; Paul/38,314; Wachob/283,117; and the group of 22 individuals/1,004,613.

(2)
Represents the percent ownership of total outstanding shares of capital stock, based on 15,777,099 shares of common stock outstanding as of March 16, 2010, and on an individual or group basis those shares acquirable by the respective directors and executive officers within 60 days of March 16, 2010 through the exercise of stock options.

(3)	Includes total beneficial ownership plus the number of shares of capital stock that have been deferred pursuant to Rogers’ compensation programs.
(4)	Includes 20,000 shares held indirectly by Mr. Boomer in a family trust.
(5)	Messrs. Daigle, Mitchell and Wachob and Ms. Jensen own, respectively: 3,529, 2,836, 64,692 and 3,938 shares included above as to which investment and voting power is shared with their spouses.

The address of all persons listed above is c/o Rogers Corporation, One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188.

Beneficial Ownership of More Than Five Percent of Rogers Stock

This table provides information regarding beneficial ownership as of December 31, 2009 of each person known to Rogers to own more than 5% of its outstanding capital stock. The information in this table is based upon filings by each such person with the SEC on Schedule 13G (including amendments) under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, the beneficial owners have sole voting and dispositive power with respect to the shares listed below.

	Shares
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class (1)
Lord, Abbett & Co. LLC (2)
90 Hudson Street
Jersey City, NJ 07302	2,124,783	13.5
BlackRock, Inc. (3)
40 East 52nd Street
New York, NY 10022	1,224,117	7.8
Westport Asset Management, Inc. (4)
253 Riverside Avenue
Westport, CT 06880	866,919	5.5

(1)	Based on the number of shares outstanding as of the record date, March 16, 2010.
(2)
Lord, Abbett & Co. LLC, a registered investment advisor, has sole voting power with respect to 1,869,156 of the shares listed above and sole dispositive power with respect to 2,124,783 of the shares listed above.

(3)
BlackRock Inc. completed its acquisition of Barclays Global Investors (“BGI”) from Barclays Bank PLC on December 1, 2009. As a result, (substantially all of) the BGI entities are now included as subsidiaries of BlackRock Inc. for purposes of Schedule 13G filings.

(4)
Westport Asset Management, Inc., a registered investment advisor, has sole voting power with respect to 164,800 of the shares listed above, has shared voting power with its affiliate Westport Advisers LLC with respect to 601,119 of the shares listed above, has sole dispositive power of 164,800 of the shares listed above and has shared dispositive power with respect to 702,119 of the shares listed above. All shares are held in certain discretionary managed accounts. Westport Asset Management, Inc. disclaims beneficial ownership of all such shares.

Corporate Governance Practices

Rogers has long subscribed to sound corporate governance practices. Such basic principles are summarized here.
  The board of directors is elected by and is accountable to the shareholders. Its primary purpose is to oversee management and to assure that the long-term interests of the shareholders are being served.

  All directors stand for election annually.

  The board of directors has adopted a retirement policy for directors, which is set forth in Rogers’ Corporate Governance Guidelines, under which directors may not be nominated for election after age 72 unless the board deems it advisable to do so.

  The board of directors has determined that eight of its nine directors, representing a substantial majority of the board, are independent. Rogers’ Corporate Governance Guidelines require that a majority of the board be independent under NYSE listing requirements but also state that it is the board of directors’ goal (but not a requirement) that at least two-thirds of the directors be independent.

  The committees of the board of directors consist solely of independent directors. The charters of all of the committees of the board of directors are approved by the entire board and clearly establish committee responsibilities.

  The Audit Committee has sole responsibility for selecting, engaging, evaluating and terminating Rogers’ independent registered public accounting firm. The Audit Committee also has full responsibility for determining the independent registered public accounting firm’s compensation and oversees and evaluates Rogers’ internal audit function. The Audit Committee has three members who are “Audit Committee Financial Experts”.

  The non-management directors regularly meet in executive session and there is an independent “Lead Director” who is responsible for presiding over such meetings.

  The board of directors annually evaluates its own performance. Each of the board committees conducts an annual self- evaluation of its respective performance. These evaluations are overseen by the Nominating and Governance Committee.

  The board of directors annually reviews a strategic plan and a one-year operating plan that is linked to strategic objectives.

  The Compensation and Organization Committee of the board of directors evaluates the performance of the CEO and determines his compensation. The board of directors as a whole oversees CEO and other senior management succession planning.

  Directors have complete access to all levels of management and also are provided with opportunities to meet with members of management on a regular basis.

  The Corporate Governance Guidelines are available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders. See “Availability of Certain Documents” in this proxy statement.

Board of Directors

DIRECTOR INDEPENDENCE

Under the rules of the NYSE, the board of directors is required to affirmatively determine the independence of each director based on the absence of any direct or indirect material relationship between the Company and the director. The board has adopted the following categorical standards, which are also contained in the Rogers’ Corporation Corporate Governance Guidelines available on Rogers’ website, www.rogerscorp.com/cg/, to assist it in determining director independence in accordance with the NYSE’s independence standards:
  If a Rogers’ director (other than a member of the Audit Committee) receives direct or indirect annual compensation or other benefits (other than board and committee fees) from Rogers, such amount should not exceed $30,000;
  If a Rogers’ director is an executive officer of another company that does business with Rogers, the annual sales to, or purchases from, Rogers should be less than 1% of the revenues of the company he or she serves as an executive officer;
  If a Rogers’ director is an executive officer of another company which is indebted to Rogers, or to which Rogers is indebted, the total amount of either company’s indebtedness to the other should be less than 1% of the total consolidated assets of the company he or she serves as an executive officer; and
  If a Rogers' director serves as an officer, director or trustee of a charitable organization, Rogers’ discretionary charitable contributions to the organization should be less than 1% of that organization’s total annual charitable receipts. (Rogers’ matching of employee charitable contributions will not be included in the amount of Rogers’ contributions for this purpose.)
The board of directors has determined that all of the current directors other than Mr. Wachob satisfy these standards and accordingly have no direct or indirect material relationship with Rogers other than (1) serving as a director and a board committee member, (2) receiving related fees as disclosed in this proxy statement under “Directors’ Compensation” and (3) having beneficial ownership of Rogers’ securities as disclosed in this proxy statement under “Stock Ownership of Management”. The independent members of the board affirmatively determined that all of Rogers’ other board members as follows are independent: Walter E. Boomer (as of April 26, 2007), Charles M. Brennan, III, Gregory B. Howey, J. Carl Hsu, Carol R. Jensen, Eileen S. Kraus, William E. Mitchell and Robert G. Paul.

BOARD LEADERSHIP STRUCTURE

Rogers Corporation is led by Robert D. Wachob who has served as the Company's President and CEO since April of 2004. The Company’s bylaws provide that unless otherwise provided by the directors, the CEO shall preside, when present, at all meetings of shareholders and (unless a chairman of the board of directors has been appointed and is present) of the directors. If a chairman of the board of directors is appointed he or she shall preside at all meetings of the board of directors at which he or she is present. Currently, there is no chairman of the board as during the last twenty years the board has selected only recently retired, or soon to be retired, CEOs of the Company to serve in this capacity. The Company's board currently has eight independent members and one non-independent member, Mr. Wachob. There is an independent Lead Director whose responsibilities include presiding at executive sessions of the independent directors, providing periodic feedback to the CEO, reviewing board agendas and being a person whom shareholders can contact should they wish to communicate with the board. Other independent directors also provide input for board agendas. Independent directors hold executive sessions without management present as frequently as they deem appropriate, and generally such an executive session is held at each in-person, regularly scheduled board meeting. The board has five standing committees - (1) audit, (2) compensation and organization, (3) finance, (4) nominating and governance and (5) safety and environment. Each committee is comprised solely of independent directors, with each of the five committees having a separate chairperson who participates in the development of committee agendas. We believe that this leadership structure works well for the Company because it is combined with a compatible board culture, a board with typically only eight to ten members. Such a board culture creates an environment in which there are candid disclosures by management about the Company's performance and a culture in which directors can regularly engage management and each other in active and meaningful discussions about various corporate matters. This is also an environment in which senior managers are able to express their own opinions. The current leadership structure and board culture provide sufficient flexibility to address varying issues as conditions change.

BOARD DIVERSITY

As set forth in its Corporate Governance Guidelines, Rogers endeavors to have a board with diverse experience at policy-making or strategic-planning levels in business or in other areas that are relevant to the Company's activities. The Nominating and Governance Committee does not have a formal policy with respect to diversity in identifying or selecting nominees for the Rogers’ board, but in evaluating nominees, the committee assesses the background of each candidate in a number of different ways including how the individual's qualifications complement, strengthen and enhance those of existing board members as well as the future needs of the board. During the board's annual self-evaluation, and at other times during the year, the directors assess the board's performance and ways in which such performance can be improved.

THE BOARD’S ROLE IN RISK OVERSIGHT

The board has an active role as a whole, and also at the committee level, in overseeing management of the Company’s risks. The entire board receives regular reports from management concerning areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. Although the full board as a whole is responsible for overseeing the Company’s risk management, each board committee is responsible for evaluating the risks associated with its area of responsibility and discussing its findings and making recommendations to the full board.

The board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are prudent based on the Company’s strategy and the current business environment. While the board oversees the Company’s risk management, the Company’s senior management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

MEETINGS OF CERTAIN COMMITTEES

Board of Directors

The Rogers’ board of directors held ten meetings during 2009. The board of directors has five regular committees, including an Audit Committee, a Compensation and Organization Committee, and a Nominating and Governance Committee. All directors attended at least 75% in the aggregate of the board meetings held in 2009 during their tenure as directors and the committees on which each such director served during their tenure as committee members. All of the members of the board of directors attended the 2009 Annual Meeting of Shareholders.

The Rogers’ board of directors adopted a set of Corporate Governance Guidelines, which set forth information pertaining to director qualifications and responsibilities, as well as other corporate governance practices and policies. These guidelines are available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders along with the charters of the Audit, Compensation and Organization, and Nominating and Governance Committees. See “Availability of Certain Documents” in this proxy statement.

Meetings of Non-Management Directors

The board holds regularly scheduled sessions for the non-management directors of the Company without management present. These meetings are presided over by the Lead Director or, if he or she is not in attendance, the chairperson of the Nominating and Governance Committee. The non-management directors may meet without management present at other times as determined by the Lead Director. Mr. Paul serves as the Lead Director. Currently, the non-management directors of the Company are Messrs. Boomer, Brennan, Howey, Hsu, Mitchell and Paul, and Mses. Jensen and Kraus. Any interested party who wishes to make their concerns known to the non-management directors may contact the Lead Director or the non-management directors as a group, in writing at Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188, Attn: Lead Director.

Audit Committee

The Audit Committee held six meetings in 2009. The Audit Committee’s responsibilities include appointing, terminating, evaluating, and setting the compensation of the independent registered public accounting firm of Rogers; meeting with the independent registered public accounting firm to review the scope, accuracy and results of the audit; and making inquiries as to the adequacy of Rogers’ accounting, financial and operating controls. Mr. Brennan is the chairperson of this committee, with Ms. Jensen (as of May 7, 2009) and Messrs. Mitchell and Paul as members. The board of directors has determined that each of these individuals is “independent” in accordance with the NYSE’s listing standards and the rules and regulations of the SEC and related federal law. In addition, the board of directors has also determined that Messrs. Brennan, Mitchell and Paul are “Audit Committee Financial Experts” in accordance with the standards established by the SEC and all of the Audit Committee members are financially literate. The Audit Committee’s charter is available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders. See “Availability of Certain Documents” in this proxy statement.

Compensation and Organization Committee

The Compensation and Organization Committee held nine meetings in 2009. During 2009, the Compensation and Organization Committee was comprised of non-management directors, who were each: (i) independent as defined under the NYSE listing standards and as determined by the board of directors, (ii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Ms. Kraus was the chairperson of the committee until May 7, 2009 at which time Mr. Mitchell became chairperson. In 2009, the committee membership consisted of Mr. Howey (as of May 7, 2009) and Ms. Kraus and Messrs. Mitchell and Paul.

The board has adopted a charter for the Compensation and Organization Committee, which is available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders. See “Availability of Certain Documents” in this proxy statement.

The Compensation and Organization Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:
  evaluate the performance of the CEO;
  establish the base salary, incentive compensation and any other compensation for Rogers’ CEO and review and approve the CEO’s recommendations for the compensation of all other executive officers;
  monitor Rogers’ management incentive and equity compensation plans, retirement and welfare plans and discharge the duties imposed on this committee by the terms of those plans; and
  periodically review and make recommendations regarding compensation for non-management directors.
During committee meetings at which compensation actions involving the CEO are discussed, the CEO does not participate in the discussions if the committee so chooses. As CEO, Mr. Wachob recommends compensation decisions involving the other executive officers and discusses these recommendations and related issues with the Compensation and Organization Committee. During committee meetings at which compensation actions involving executive officers are discussed, Mr. Wachob has taken an active part in the discussions.

The agenda for meetings of the Compensation and Organization Committee is determined by its chairperson with the assistance of management. Compensation and Organization Committee meetings are regularly attended by the CEO and certain other members of management and various advisors. At each meeting, the Compensation and Organization Committee has the opportunity to meet in executive session. The Compensation and Organization Committee’s chairperson reports the committee’s recommendations and decisions on executive compensation to the full board of directors. When appropriate these reports and related discussions are conducted in executive session, without management present.

The Compensation and Organization Committee has the sole authority to retain and terminate outside advisors with respect to executive and director compensation. This committee has retained Pearl Meyer & Partners (“PM&P”) since 2004 as its outside compensation consultant. PM&P provides compensation data and analyses that serve as the basis for setting executive officer and director compensation levels, and advises the committee on its compensation decisions. PM&P also advises the committee on the structure of executive officer compensation programs which includes the design of incentive plans, and the forms and mix of compensation. PM&P does not recommend or set specific pay levels for the executives. PM&P works for and reports directly to the Compensation and Organization Committee, not the Company's management, with respect to executive compensation matters. The Compensation and Organization Committee recognizes that its consultant will necessarily work with representatives of management on executive compensation and other matters within the scope of the committee's responsibilities. When doing so, however, PM&P acts as the committee's representative and solely on the committee's behalf. A representative of PM&P will attend committee meetings as needed. PM&P only provides consulting services for executive and director compensation.

Nominating and Governance Committee

The Nominating and Governance Committee held four meetings in 2009. This committee has functions that include developing and recommending to the board of directors criteria for board and committee membership, reviewing the qualifications of candidates for director, nominating candidates for election to the board of directors, overseeing Rogers’ corporate governance policies and practices, developing and recommending to the board of directors corporate governance guidelines and, at least yearly, overseeing a review of the performance of the board of directors and its committees. Mr. Paul was the chairperson of the Nominating and Governance Committee until May 7, 2009, with Ms. Kraus and Messrs. Brennan, Howey (until May 7, 2009) and Hsu (from May 7, 2009) as members. Ms. Kraus became chairperson of this committee on May 7, 2009. The board of directors has determined that each member of this committee is “independent” in accordance with the NYSE’s listing standards. The Nominating and Governance Committee charter is available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders. See “Availability of Certain Documents” in this proxy statement.

The Nominating and Governance Committee will consider nominees for director recommended by shareholders if such recommendations for director are submitted in writing to the Vice President and Secretary of Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188. At this time, no additional specific procedures to propose a candidate for consideration by the Nominating and Governance Committee, nor any minimum criteria for consideration of a proposed candidate for nomination to the board of directors, have been adopted as Rogers believes that the procedures currently in place will continue to serve the needs of the board and shareholders.

DIRECTORS’ COMPENSATION

Directors who are employees of Rogers receive no additional compensation for their services as directors. The Compensation and Organization Committee periodically reviews non-management director compensation policies with the assistance of PM&P. In 2009, compensation for non-management directors consisted of an annual retainer and meeting fees (“Fees Earned or Paid”) and equity awards as described below.

The table below shows the total compensation earned by our current non-management directors during 2009. Each component of director compensation is summarized following the table.

Name	Fees Earned or Paid (1)	Deferred Stock Unit Awards (2)	Total
Walter E. Boomer	$52,250	$85,000	$137,250
Charles M. Brennan, III	$66,250	$85,000	$151,250
Gregory B. Howey	$63,500	$85,000	$148,500
J. Carl Hsu	$56,250	$85,000	$141,250
Carol R. Jensen	$61,250	$85,000	$146,250
Eileen S. Kraus	$64,870	$85,000	$149,870
William E. Mitchell	$61,889	$85,000	$146,889
Robert G. Paul	$78,990	$85,000	$163,990

(1)	Includes meeting fees and the annual retainer. Certain directors elected to receive compensation in Rogers common stock instead of cash. The conversion of the cash amount into shares of Rogers common stock was made at fair market value. Fractional shares have been rounded up to whole shares. Directors may elect to defer the annual retainer and/or meeting fees pursuant to a non-qualified deferred compensation plan, although no such deferrals were made for 2009 director compensation.
(2)	The fair value of Deferred Stock Unit Awards is the same as the compensation cost realized in Rogers’ financial statements because all Deferred Stock Units awarded to directors are immediately vested as of the award date. Each May 7, 2009 Deferred Stock Unit Award was for 3,500 units and the fair value of the shares underlying each award on the grant date was $85,000.

Annual Retainer

Non-management directors earned a minimum annual retainer of $35,000 in 2009 if they served on the board for a full year. The Lead Director and the chairperson of each board committee earn an additional annual retainer as follows: (i) Lead Director (Mr. Paul) - $15,000; (ii) Audit Committee Chairperson (Mr. Paul through May 7, 2009 and then Mr. Brennan) - $10,000; (iii) Compensation and Organization Committee Chairperson (Ms. Kraus through May 7, 2009 and then Mr. Mitchell) - $7,500; (iv) Nominating and Governance Committee Chairperson (Mr. Paul through May 7, 2009 and then Ms. Kraus) - $5,000; (v) Finance Committee Chairperson (Mr. Howey) - $5,000 and (vi) Safety and Environment Committee Chairperson (Ms. Jensen) - $3,500. The retainer is pro-rated for non-management directors who serve for only a portion of the year. The annual retainer is normally paid in June and December.

Meeting Fees

Directors currently receive $1,500 for each board meeting attended. Committee chairpersons currently receive $1,500 for each committee meeting attended and other committee members currently receive $1,000 for each committee meeting attended. Fees for telephonic meetings are reduced by 50%. Meeting fees are paid in cash unless Rogers stock compensation is elected.

Deferred Stock Unit Awards

Deferred Stock Unit Awards were granted to non-management directors on May 7, 2009. These awards were for 3,500 units each, which are fully vested. This stock is scheduled to be issued on June 7, 2010, which is the 13-month anniversary of the grant date unless the individual elected to defer the receipt of these shares until at least June 7, 2015. No stock options were granted to non-management directors in 2009.

Perquisites

Rogers does not provide its non-management directors any additional benefits and/or perquisites beyond what is reported in the table above. Rogers does reimburse its directors for expenses associated with attending any board or committee meetings and attending certain other meetings in their capacity as board or committee members.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Rogers’ financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee discussed with Ernst & Young LLP, Rogers’ independent registered public accounting firm (independent auditors), who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Rogers’ accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under generally accepted auditing standards including Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Rogers, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, which the Audit Committee received from the independent registered public accounting firm, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with Rogers’ independent registered public accounting firm and the persons responsible for the internal audit function the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm and the persons responsible for the internal audit function, with and without management present, to discuss the results of their examinations, their evaluations of Rogers’ internal control, including internal control over financial reporting, and the overall quality of Rogers’ financial reporting. During 2009, the Audit Committee held six meetings, including quarterly closing conferences with the independent registered public accounting firm and management during which financial results and related issues were reviewed and discussed prior to the release of quarterly results to the public.

The Audit Committee is governed by a charter which may be found on Rogers’ website. The members of the Audit Committee are considered to be “independent” because they satisfy the independence requirements of the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors and the board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has approved the appointment of Ernst & Young LLP as Rogers’ independent registered public accounting firm for fiscal year 2010 and shareholders are being asked to ratify this appointment at the 2010 annual meeting.

Audit Committee:	Charles M. Brennan, III, Chairperson
Carol R. Jensen , Member
William E. Mitchell, Member
Robert G. Paul, Member

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Compensation Discussion and Analysis

The Company’s executive compensation philosophy is to attract, retain, and motivate the most talented and dedicated executives possible consistent with achieving outstanding business performance and shareholder value at a reasonable cost. The Company’s approach to executive compensation takes into account the cyclical nature of the Company’s business. This approach is based on creating an executive pay structure that can be maintained during down cycles while rewarding executives with generally above market total cash and equity compensation when justified by business results and individual performance.

Decision-Making by the Compensation and Organization Committee

The Compensation and Organization Committee of the board of directors, which is referred to as the committee in this Compensation Discussion and Analysis, directs the design and oversees the executive compensation programs. A detailed discussion of the committee’s structure, roles and responsibilities and related matters can be found above under the heading “Compensation and Organization Committee” on page 9. This disclosure includes a description of the role of the outside compensation consultant, Pearl Meyer & Partners, (“PM&P”), in advising the committee on various matters related to the Company’s executive compensation program.

Core Principles

Rogers and the committee apply the following core principles in structuring the compensation of the executive officers, including the executive officers named in the “Summary Compensation Table” on page 23, who are referred to as the named executive officers (“NEOs”).
  Provide a simple program design which is easy to communicate, understand and is motivational.
  Provide a strong link between incentive compensation and corporate profitability.
  Provide the opportunity for a meaningful equity position for executives leading them to manage from an owner’s perspective balanced with the long-term strategy of the business.
  Provide a significant reward for executives when they deliver shareholder returns over a long period of time.
  Provide a total rewards package designed to be strongly competitive with other size-appropriate companies in the technology and technology equipment industry.
Market Analysis

The committee regularly reviews and considers two sources of compensation information, a comparator company group and survey data, for the purpose of obtaining a general understanding of current executive compensation practices.

For the CEO and the Chief Financial Officer (“CFO”) the committee uses both the comparator company group and survey data. This group of comparator companies consists of U.S. public companies in the electronics equipment industry that, in the aggregate, the committee has determined (in consultation with management) reflects the labor market with which Rogers competes for executive talent. The committee believes using a comparator company group and appropriate and relevant survey data provides a useful method to understand the executive talent market.

Each year, the committee monitors and adjusts the comparator company group with the assistance of PM&P and management. In 2009, two companies, Axcelis Technologies and GSI Group, were removed from the fourteen companies which made up the comparator group. Axcelis Technologies had a large divestiture of an international business and no longer met the revenue selection criteria, and we did not have access to GSI Group’s current SEC filings. In order to have a reasonable level of assurance that there will be a stable core of the comparator company group from year to year, the committee decided to add two new companies, Coherent Inc. and Rofin Sinar Technologies Inc. For 2009, the comparator company group consisted of the following 14 U.S. public companies with median revenue of approximately $340 million compared to Rogers’ revenue of $310 million (based on the most recent trailing four quarters as of June 2009), and a median market capitalization of approximately $345 million compared to Rogers’ market capitalization of $410 million (as of August 2009):

Brooks Automation, Inc.	Electro Scientific Industries, Inc.	Methode Electronics
Cognex Corporation	FEI Co.	Photonics, Inc.
Coherent Inc.	Hutchinson Technologies, Inc.	Radisys Corp.
COHU, Inc.	Kulicke & Soffa Industries	Rofin Sinar Technologies Inc.
CTS Corporation	Littlefuse Inc.

Selecting the comparator company group is challenging as many companies that compete with Rogers with similar products and services are either privately-owned, too small, or are divisions of much larger corporations. For these reasons their compensation data is either not publicly available or not relevant. Survey data provides general executive compensation market practice information and helps address the challenge of finding appropriate comparator companies for all positions. Also, the structure of our organization is somewhat different than other organizations and our executive positions do not precisely match typical market positions. Some executives are responsible for multiple roles and/or business units that are difficult to match to the market. The Company’s selection of the comparator company group attempts to select companies that have a similar global presence, complexity of multiple, global manufacturing operations, are within an appropriate range of revenue (both larger and smaller), hire employees with similar skills and experience as Rogers and are generally in the electronics equipment manufacturing industry. The comparator company group is within the Global Industry Classification Standard ("GICS") code 4520 (Technology Hardware and Equipment). For 2009, the committee also relied on compensation data from high technology and general industry surveys, selected and compiled by PM&P. Survey and comparator company group data is averaged to develop a market composite of the data for comparison purposes for the CEO and CFO. The compensation for all other NEOs is compared to survey data only. The committee believes using a comparator company group and appropriate and relevant survey data is a reasonable method to understand the executive talent market in which Rogers must compete.

Setting Compensation

Base salary, short-term incentives and long-term incentives (performance based restricted stock units and stock options) are compared to a broad range of compensation data from PM&P’s survey data and the Company’s comparator company group (in the case of the CEO and the CFO). The committee, after considering all of the market information and the CEO’s recommendations for the NEOs, uses its discretion in determining each NEO’s base salary and short and long-term incentives. It is intended that awards under the short-term and long-term incentive plans (performance based restricted stock units and stock options) can provide value at a range above the 50th percentile of the comparator company group and survey data as a means of providing strong incentives for excellent performance.

Pay Mix

The NEOs receive a larger proportion of their overall targeted compensation, excluding benefits, in the form of performance based compensation, primarily in the form of equity awards, relative to the comparator company group and/or survey data. This is intended to strongly align the interests of management and shareholders, to reinforce the Company’s principle of pay for performance and to promote a focus on long-term results.

The targeted compensation mix for the NEOs (excluding benefits) for 2009 was as follows:

	Fixed	Performance Based
			Performance		Total	Performance
		Annual	Based Restricted		Long-Term	Based
	Salary	Incentive (1)	Stock Units (1)	Stock Options	Incentive (2)	Compensation (3)
Name	(% of Total)	(% of Total)	(% of Total)	(% of Total)	(% of Total)	(% of Total)
Robert D. Wachob	25%	20%	14%	41%	55%	75%
Dennis M. Loughran	39%	17%	10%	34%	44%	61%
Robert C. Daigle	36%	18%	11%	35%	46%	64%
Peter G. Kaczmarek	37%	17%	10%	36%	46%	63%
Michael D. Bessette	36%	16%	12%	36%	48%	64%

(1)	Assuming achievement of target performance.
(2)	Reflects the total percentage of the compensation package (excluding benefits) delivered as long-term incentive awards which include a mix of performance based restricted stock units and stock options. See discussion on page 18. regarding calculation of the dollar values for each Long-Term Incentive used to determine the percentages in this table.
(3)	Reflects total percentage of the compensation mix (excluding benefits) that is performance based, which includes the annual incentive, performance based restricted stock units and stock options.

The table set forth below reflects the 2009 compensation mix (excluding benefits) for NEOs after taking into account actual financial results for 2009. As discussed below, no annual incentive was earned under the Annual Incentive Compensation Plan (“AICP”). Notwithstanding no annual incentive being earned for 2009, the NEOs’ compensation mix remains mostly performance based due to the ability to vest in stock options and earn performance based restricted stock units.

	Fixed	Performance Based
			Performance		Total	Performance
		Annual	Based Restricted		Long-Term	Based
	Salary	Incentive (1)	Stock Units (1)	Stock Options	Incentive (2)	Compensation (3)
Name	(% of Total)	(% of Total)	(% of Total)	(% of Total)	(% of Total)	(% of Total)
Robert D. Wachob	34%	0%	18%	48%	66%	66%
Dennis M. Loughran	49%	0%	13%	38%	51%	51%
Robert C. Daigle	46%	0%	14%	40%	54%	54%
Peter G. Kaczmarek	46%	0%	14%	40%	54%	54%
Michael D. Bessette	46%	0%	15%	39%	54%	54%

(1)	Assuming achievement of target performance.
(2)	Reflects the total percentage of the compensation package (excluding benefits) delivered as long-term incentive awards (mix of performance based restricted stock units and stock options.) See discussion regarding calculation of the dollar values for each Long-Term Incentive on page 18.
(3)	Reflects total percentage of compensation mix (excluding benefits) that is performance based, which includes the annual incentive, performance based restricted stock units and stock options. Since AICP payments for 2009 were zero, this column only reflects the total percent of the total long-term incentive awards delivered using performance based restricted stock units and stock options.

Other Factors Influencing Compensation

In general, the committee intends that each compensation component should be competitive in the marketplace. At the same time, the Company recognizes that the costs of the compensation program impact Rogers’ financial performance. Consistent with balancing these objectives, the short and long-term incentives are all normally based on improving financial results over the previous year so as to provide the executive with performance based compensation when the shareholders receive added value.

The committee may determine that it is appropriate, in addition to competitive market practices, to adjust compensation for NEOs considering individual factors such as: (a) job responsibilities, (b) strategic investment in individuals deemed critical to leadership succession plans, (c) retention of critical talent, (d) outstanding individual job performance, and (e) prior applicable work experience, in addition to the criteria detailed in the base salary, short and long-term incentive sections of this report. The committee does not assign specific weights to any of these criteria. The Company strongly believes in engaging the most dedicated and talented executives in critical functions and this may entail negotiations with potential new hire executives who have significant compensation packages in place with their current employer.

Components of Rogers’ Compensation Program

The compensation program for the NEOs consists of:

Compensation Component	Purpose of Compensation Component
Base Salary	Provide a secure base of compensation in an amount that recognizes the NEO’s role and responsibility, as well as their experience, job performance and contributions.
Short-Term Incentive – AICP (cash)	Motivate and reward executive officers to achieve annual financial objectives that align with the overall business strategy.
Long-Term Incentive (performance based restricted stock units and stock options)	Retain NEOs over a period of time, and align their reward with long-term shareholder returns and encourage stock ownership.
Pension Restoration Plan	Restore amounts that cannot be provided under the Company’s qualified defined benefit pension plan due to IRS limits.
Deferred Compensation Plan	Allow executives to voluntarily prepare for retirement or for other future savings needs on a cost effective, tax-advantaged basis.
Severance Policy and Change in Control Agreements	Increase retention and mitigate potential conflicts of interest when NEOs perform their duties in light of a potential change in control transaction.

BASE SALARY

Base salary levels for the NEOs are compared to the full range of salaries, from the 25th to the 75th percentile for similar positions in the comparator company group (for the CEO and CFO) and survey data. Some of our positions are unique due to our organizational structure, so for those positions the committee’s compensation consultant prepares an estimate of a comparative base salary using a composite of several jobs. There is no specific targeted pay range set for each executive officer. Base salary increases awarded to NEOs are discretionary based on a discussion between the committee and the CEO (with respect to other NEOs), the CEO’s performance evaluation and a final subjective committee consensus. No quantifiable formula or weighting of goals is used. All factors are considered in the aggregate and no factor automatically is provided a greater weight than others in the final decision.

Factors discussed when assessing base salary adjustments vary and depend upon the NEO’s position. Factors usually considered with respect to salary determinations for our NEOs consist of the following:
  assessment of the individual’s total relevant job experience time in the position
  job content
  job performance
  the annual salary budget
  internal value of the position/role in the organization as compared to other roles general company results compared to the annual plan
  reactions to obstacles and changes during the year
  contributions to the overall corporate performance as a member of the leadership team development of the employees in their organization
  contribution to the achievement of the Company’s goals, growth, innovation, increasing revenue and profitability, and increasing shareholder value compensation compared to the overall market data and practices overall leadership and employee satisfaction within their organization contribution to the strategic and annual planning process
  level of collaboration and cooperation consistent with our executive officer responsibility job responsibility
  level of importance in succession plans
  long-term retention

Notwithstanding the foregoing, due to the poor financial condition of the economy and its potential impact on the Company’s business, the CEO recommended and the committee approved that none of the NEOs would receive an increase to base salary in 2009. The salaries for all of the Company’s NEOs in 2009 are shown in the “Summary Compensation Table” that follows this report on page 23.

SHORT-TERM INCENTIVES

The short-term incentive program is a core component of the pay-for-performance philosophy. The AICP is a cash-based, pay-for-performance annual incentive plan that applies to all NEOs as well as managers and professionals selected by the CEO who directly affect Rogers’ profitability. Normally, this plan does not result in a payment unless the Company and/or the business unit exceed last year’s financial performance. At threshold performance, nothing is earned; at target level performance, 100% of the annual incentive opportunity is earned; at the stretch goal performance, 200% of the annual incentive opportunity is earned. The annual incentive opportunity has a maximum performance payout at a 300% earnings level. Annual incentives are designed to increase the amount of total annual cash compensation that is at risk as the person achieves higher levels of responsibility.

This plan supports Rogers’ goals for improving profitability and helps to reward key talent needed for Rogers to succeed. It is designed to share the benefits of significant financial performance and provide pay that is reasonably competitive with the comparator company group and/or survey data when performance at target is achieved. Actual bonus payouts are based on actual performance achievement for the year.

The target awards for each NEO under the AICP for 2009, expressed as a percentage of base salary, are listed under the heading “Grants of Plan-Based Awards” on page 25. Factors discussed when assessing AICP bonus target adjustments vary and depend upon the executive’s position and the same factors are considered for base salary increases as described above. All factors are considered in the aggregate and no factor automatically is provided a greater weight than others in the final decision.

2009 Performance and Payments

AICP award opportunities for 2009 for Messrs. Wachob and Loughran, who are our corporate level NEOs, were based 100% on corporate performance, as measured by the Company’s diluted earnings per share in 2009. Messrs. Daigle, Kaczmarek and Bessette’s award opportunities were based on a combination of corporate performance, as measured by the Company’s diluted earnings per share in 2009, and their respective division’s performance as measured by operating profit. The following table indicates the weighting for the various types of performance criteria for each NEO:

		AICP Performance Criteria Weighting
		Power		High	Advanced
	Corporate	Distribution		Performance	Circuit
Name	Performance	Systems	Durel	Foams	Materials
Mr. Wachob	100%
Mr. Loughran	100%
Mr. Daigle	70%	20%	10%
Mr. Kaczmarek	70%			30%
Mr. Bessette	50%				50%

For 2009, the diluted earnings per share threshold for the Company was $2.10 per share. This threshold represented a 26% increase from the Company’s 2008 diluted earnings per share of $1.67. The committee established this higher than normal threshold due to nonrecurring accounting charges incurred in 2008, related to the settlement of a lawsuit with CalAmp Corp. The $2.10 threshold is the same as our 2008 diluted earnings per share for 2008 prior to taking into account the CalAmp Corp. settlement.

For 2009, the thresholds for earning a bonus for the manufacturing divisions were set higher than the 2008 results. The chart below shows the 2008 results, the 2009 thresholds, and the percent increase of the threshold over 2008 results.

	2008 Divisional Operating	2009 Divisional Operating	Percent Increase
Division	Profit ($000)	Profit Threshold ($000)	over 2008
Power Distribution Solutions Division	5,162	5,541	7%
Durel Division	(4,403)	(383)	91%
High Performance Foams Division	22,364	24,993	12%
Advanced Circuit Materials Division	6,034	12,458	106%

For 2009, neither the corporate diluted earnings per share for threshold performance nor divisional operating profits for these divisions were met, and none of the NEOs received an annual incentive payment for 2009 under the AICP.

These results under the AICP in fiscal year 2009 are reported in the “Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation” on page 23. Decisions on short-term incentives do not impact any other decisions regarding any other element of executive compensation. However, the committee does understand that actual AICP award opportunities affect potential payments under the Special Officer Severance Agreements due to a change in control and pension benefits for Messrs. Wachob and Bessette, who have a supplemental pension benefit under the Rogers Corporation Amended and Restated Pension Restoration Plan.

LONG-TERM INCENTIVES

The equity incentive program is intended to enhance long-term value for shareholders, and encourage employee retention and stock ownership. For 2009, the committee provided long-term incentives for the NEOs in the form of 75% stock options and 25% performance based restricted stock units. The Company has had a long and successful history of using stock options to help emphasize a long-term shareholder value point of view with the NEOs. This is aided by the stock option vesting schedule that does not begin until the second anniversary of the grant, and is not fully vested until the fourth anniversary. This influenced the decision to award more stock options than performance based restricted stock units.

The total dollar value of stock options and performance based restricted stock units for each NEO, except the CEO, is recommended to the committee by the CEO. The total dollar value for the CEO is determined by the committee in executive session. Factors discussed when assessing long-term incentive awards vary and are the same factors that are considered for base salary increases and the AICP as outlined on page 17. All factors are considered in the aggregate and no factor automatically is provided a greater weight than others in the final decision. Only the committee may grant equity to any executive officer. These decisions on equity incentives do not impact any other decisions regarding any other element of executive compensation; however, they may affect potential benefits under the Officer Special Severance Agreements in a change in control.

Performance Based Restricted Stock Units

The committee uses performance based restricted stock units to provide a long-term incentive vehicle that emphasizes different financial factors than corporate earnings per share and stock price. The use of performance based restricted stock units is intended to directly link a portion of the NEO’s equity incentive to the Company’s objective for sales, profit and cash flow growth. The committee wanted to use performance based restricted stock units to incent other factors that are related to managing the various aspects of a well run business and are also linked to increasing shareholder value, increasing revenue, profit and cash flow. The committee felt that having approximately 25% of the total equity award in performance based restricted stock units that are earned over a three–year period gave an appropriate amount of weight to a medium-term shareholder return.

As noted above, the committee determines a number of target shares for each performance based restricted stock unit grant based upon a targeted dollar amount for each NEO. This dollar figure is then converted into a number of target shares using the closing price per share of Rogers’ common stock on the grant date, rounding up to the nearest 50 shares. Each NEO may earn up to twice the target number of performance based restricted stock units.

In 2009, the committee changed the performance criteria for performance based restricted stock units granted to NEOs. Instead of just being based on earnings per share, performance based restricted stock units for the 2009 – 2011 performance period is based on the following metrics:
  the three year compounded annual growth rate (“CAGR”) in net sales;
  the three year compounded annual growth rate in diluted earnings per share; and
  the three year average of each year’s free cash flow as a percentage of net sales.

An earned percentage is assigned after the end of the performance period based upon our results for each of these performance criteria based on the following table:

Sales			EPS			Cash Flow
Growth		Percentage	Increase		Percentage	% Sales		Percentage
3 Yr CAGR		Earned	3 Yr CAGR		Earned	3 Yr Avg		Earned
12	% or more	300%	14	% or more	300%	5	% or more	300%
10%		200%	12%		200%	4%		200%
8%		100%	10%		100%	3%		100%
6%		50%	6%		50%	2.50%		50%
3%		25%	3%		25%	2.25%		25%
0%		0%	0%		0%	2%		0%

Straight-line interpolation is used to determine the applicable percentage for a performance criteria when performance falls between two stated levels in this table. These earned percentages are then added and divided by three to determine the weighted average performance achievement percentage. The number of shares to be issued to each NEO is based on the weighted average performance achievement percentage using the following table:

	Weighted Average Performance	Percentage of
	Achievement Percentage	Target Shares
Below Threshold	Less than 0%	None
Threshold	0%	0% of target shares
Target	100%	100% of target shares
Maximum	200% or more	200% of target shares

No shares shall be awarded for a weighted average performance achievement percentage of 0% or less, and no more than two times the number of target shares shall be deliverable if the weighted average performance achievement percentage exceeds 200%. Straight-line interpolation is used to determine the number of shares to be issued when the weighted average performance achievement percentage falls between two stated levels in this table. The threshold, target and maximum number of shares for performance based restricted stock grants are set forth on page 26.

The committee does not time the granting of performance based restricted stock units around the disclosure of material non-public information. Performance based restricted stock units are normally granted annually at the meeting of the committee associated with the February board meeting, which is when individual executive performance is reviewed and when base salary and AICP target bonus award opportunities are set for the year. In 2009, the grant date for the performance based restricted stock unit awards was February 25, 2009 for the CEO and was February 11, 2009 for the other NEOs. Performance based restricted stock units awards granted for the performance period beginning on January 1, 2009 and ending on December 31, 2011 are shown in the “Grant of Plan-Based Awards” table on page 25.

No amount was earned by the NEOs with respect to the performance based restricted stock units granted to the NEOs in February 2007 with respect to the 2007 – 2009 performance period. The threshold for receiving shares for this performance period was a 12% increase in three year compounded annual growth rate in diluted earnings per share.

Stock Options

Rogers uses stock options as its primary long-term incentive vehicle. Together with the committee, management believes that stock options align the interests of our NEOs with shareholders because the executive realizes no value when the price of the stock remains the same or declines. The exercise price for stock options is based on the closing price of Rogers’ common stock on the date of the grant. The committee does not time the granting of stock options around the disclosure of material non-public information. With the exception of grants to new hires and occasional awards to non-executive officers, stock options are granted annually at the meeting of the committee associated with the February board meeting, which is when individual executive performance is reviewed and when base salary increases and AICP bonus targets are set for the year.

The dollar figure for the stock options is converted into a number of options based on the Black-Scholes cost for stock options on the grant date, as calculated by PM&P, rounded up to the nearest 50 options. The Black-Scholes cost per share [calculated by PM&P} and used in 2009 for this conversion was $11.23.

Stock Ownership Guideline

In order to further link the interests of management and shareholders, NEOs are expected to use shares obtained on the exercise of their stock options and receipt of shares under our performance based restricted stock units, after satisfying the cost of acquisition and taxes, to accumulate a significant level of direct stock ownership. NEOs are expected to make steady progress towards reaching a voting stock ownership level of at least two times base salary no later than after completing ten years of service as an executive officer. Ten years was chosen as the target amount of time to attain this guideline because stock options, the primary source of stock ownership, do not vest 100% until the fourth anniversary of the grant. As noted above, the performance based restricted stock unit awards, if earned, have a three year performance period. The combination of these two vesting periods makes it challenging for the executive to make progress toward the stock ownership guideline in the first five years. Mr. Wachob is a NEO with more than ten years of service and by owning more than four times his salary in Rogers’ stock he has exceeded his stock ownership guideline. The remaining NEOs are making progress towards their guidelines. The committee has taken into account the effect of the current stock price on the ten year stock ownership guideline and, while the stock price remains historically low, the committee is flexible regarding when the NEO achieves the targeted stock ownership level as long as he is increasing his stock ownership.

Securities Trading Policy

Under Rogers’ securities trading policy, members of the board of directors, executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of Rogers’ securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to enhance compliance with all insider trading rules.

Risk Mitigation Provisions in the Executive Compensation Program

The committee has taken steps in the design of the Company’s compensation programs, including those programs covering executives, to mitigate the potential of inappropriate risk taking by the Company’s employees. The Company uses a mix of incentive compensation designed to balance an appropriate level of risk taking against the long term growth objectives of the Company. The AICP and the Company’s performance based restricted stock units award opportunities have provisions that place a ceiling on the maximum payment. The committee also has the discretion to reduce or eliminate the bonus for any executive, or any other participant, in the AICP. Effective January 1, 2010, the board of directors adopted a Compensation Recovery Policy which enables the board of directors to recover any compensation earned or paid to an executive officer from any financial result or operative objective that was impacted by the executive officer’s misconduct.

2010 COMPENSATION

Consistent with past practices, the committee granted salary increases, set AICP bonus targets and awarded long-term incentive awards to certain NEOs. The committee did not change the business criteria used to measure the performance based restricted stock units for the 2010 – 2012 performance period or the mix of stock options and performance based restricted stock units used as long-term incentives.

RETIREMENT BENEFITS AND PERQUISITES

Pension Plan

The Rogers Corporation Defined Benefit Pension Plan (the “Pension Plan”), a qualified defined benefit pension plan, provides pension benefits to certain regular U.S. employees of the Company or its subsidiaries. Employees earn vested pension benefits after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits. Early retirement is at age 55.

A detailed description of the Pension Plan with a listing of actual benefits accrued by NEOs under this plan as of December 31, 2009 is set forth in the “Pension Benefits” table starting on page 29

Pension Restoration Plan

The Rogers Corporation Amended and Restated Pension Restoration Plan (the “Pension Restoration Plan”) replaces amounts that cannot be earned under the Pension Plan due to limitations under federal tax laws or because an executive defers salary on a pre-tax basis under a non-qualified deferred compensation plan. Without restoring these benefits, senior management would earn a much smaller percentage of base salary as retirement benefits than other lower-paid employees and Rogers would be at a competitive disadvantage in the labor market. The plan also provides a retention incentive for key executive officers after age 55 if they are recommended by the CEO to participate in the plan and are approved by the committee, and a supplemental benefit for three long-service executives (including the CEO) that takes into account bonus payments in determining benefits under the Pension Restoration Plan. The Pension Restoration Plan is unfunded.

The increase in Mr. Wachob's accumulated pension benefit as reported in the “Summary Compensation Table” for 2009 is primarily based upon the AICP award Mr. Wachob earned during 2008. As explained in greater detail beginning on 31, the benefit formula under the Pension Restoration Plan for Mr. Wachob is calculated based on his average compensation (including AICP incentive payments) over a five year period for each of his 26 years of service (as of December 31, 2009). The Pension Restoration Plan benefit formula only recognizes compensation when it is paid, and Mr. Wachob's 2008 AICP award was paid in 2009. As Mr. Wachob did not earn an AICP award during 2009, Mr. Wachob's average compensation under the Pension Plan for 2010 is not likely to increase.

In 2009, the CEO recommended, and the committee approved, that Mr. Bessette also participate in the Pension Restoration Plan and that any bonus earned as of or after 2009 be counted toward his pension benefit.

Effective January 1, 2010, the committee discontinued the practice of providing a tax gross-up for the Medicare tax related to the annual increase in the pension restoration benefit. NEOs are required to pay the employee’s share of the Medicare tax triggered by vesting of benefits under the Pension Restoration Plan.

A detailed description of the Pension Restoration Plan with a listing of present value of accumulated benefits accrued by NEOs under this plan as of December 31, 2009 is set forth in the “Pension Benefits” table starting on page 29.

Voluntary Deferred Compensation Plan

Rogers maintains the Rogers Corporation Voluntary Deferred Compensation Plan for Key Employees. This non-qualified plan allows executive officers and other participants to defer amounts of their salary and bonus and receive the equivalent matching contributions that may not be allowed under the Rogers Employee Savings and Investment Plan, a 401(k) plan, due to federal tax law limitations. Without providing this pre-tax savings opportunity, key employees would not be afforded the same pre-tax savings opportunity (expressed as a percentage of cash compensation) as other Rogers’ employees and management would be at a competitive disadvantage in the labor market. Currently, the amounts deferred under this plan are paid at market rate defined as the 10 year U.S. Treasury Note rate. No participants are entitled to accelerated payments on request for any portion of their account balance except due to hardship, plan termination or cash out of de minimis amounts as permitted under tax regulations. Similar to the Pension Restoration Plan, this plan is unfunded. A detailed description of the Voluntary Deferred Compensation Plan with a listing of total account balances for NEOs is set forth in the “Non-Qualified Deferred Compensation” table on page 31.

Perquisites

In order to attract and retain executive officers, the committee has also approved arrangements providing executive officers with certain perquisites, such as use of a Company-leased automobile and gas allowance (for which they are reimbursed all maintenance costs and provided insurance coverage), or the equivalent reimbursement for a personally owned or leased car and gas allowance. Other than the arrangements described above, Rogers does not provide any other perquisites to its NEOs. A listing of the total costs incurred for perquisites on behalf of the NEOs is set forth in the “All Other Compensation” table on 24.

SEVERANCE AND CHANGE IN CONTROL PROTECTION

The Company provides Special Officer Severance Agreements to certain of its executive officers. These agreements provide for enhanced severance protection upon an executive's involuntary termination of employment, whether by action of the Company without cause or by the executive due to constructive termination, during a three-year period following a change in control. The purpose of these agreements is to reduce the risk that the possibility of a change in control will interfere with the continuing dedication of key executives to the Company. The Special Officer Severance Agreements are consistent with current market conditions. The Special Officer Severance Agreements continue to prohibit the payment of "excess parachute payments" subject to the 20% excise tax under Section 4999 of the Internal Revenue Code which, if triggered, would result in a reduction of an executive’s severance payout.

Separate from the Special Officer Severance Agreements, the NEOs may become entitled to severance benefits prior to a change in control due to an involuntary termination of the NEO’s employment by the company other than for cause. The committee does not consider amounts that may be payable under the Special Officer Severance Agreements or the Company’s general severance policy applicable to salaried employees in setting any current compensation. However, the committee does understand that changes to the elements of compensation do have an impact under the Special Officer Severance Agreements and its severance policy. Estimates of the potential payments under the Special Officer Severance Agreements and the Company’s severance policy for the NEOs are set forth under “Potential Payments on Termination or Change in Control” beginning on page 32.

IMPACT OF TAX TREATMENT ON COMPENSATION PROGRAM DESIGN

Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the NEOs to $1 million annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m). In 2009, shareholders approved an amendment to the AICP which is intended to qualify the compensation payable to the CEO under that plan as performance based compensation exempt from the $1 million deduction limitation under Section 162(m). In 2009, we established a new Long-Term Equity Compensation Plan with shareholder approval, in part, to ensure adequate flexibility to structure long term incentives consistent with requirements under Section 162(m). The Company did not pay any nondeductible compensation to its NEOs during 2009.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, with management. Based on such review and discussions, the committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Respectfully submitted,
William E. Mitchell, Chairperson
Gregory B. Howey, Member
Eileen S. Kraus, Member
Robert G. Paul, Member

Executive Compensation

The following table summarizes the compensation of the NEOs for the fiscal year end December 31, 2009. The NEOs are the Company’s CEO, CFO, and three other most highly compensated executive officers ranked by their compensation in the table below (reduced by the amount in the Change in Pension Value and Non-qualified Deferred Compensation column), all of whom were serving as executive officers as of December 31, 2009.

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Non-qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and	Years	Salary	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Covered	(1)	(2)	(3)	(4)	(5)	(6)	Total
Robert D. Wachob	2009	$500,032	$270,811	$703,966	$0	$851,182	$111,701	$2,437,692
	2008	$493,882	$161,447	$791,295	$1,106,321	$444,067	$37,908	$3,034,920
	2007	$466,132	$181,660	$857,640	$0	$1,047,416	$69,926	$2,622,774
Dennis M. Loughran	2009	$283,920	$75,159	$216,979	$0	$20,005	$31,631	$627,694
	2008	$281,235	$43,536	$201,045	$376,904	$29,644	$17,072	$949,436
	2007	$270,250	$39,983	$139,507	$0	$27,349	$29,123	$506,212
Robert C. Daigle	2009	$254,410	$75,159	$216,979	$0	$6,047	$29,900	$582,495
	2008	$251,482	$37,186	$165,672	$337,729	$44,149	$16,449	$852,667
Peter G. Kaczmarek	2009	$250,146	$75,159	$216,979	$0	$15,836	$21,810	$579,930

Michael D. Bessette	2009	$230,750	$75,159	$195,087	$0	$10,097	$22,543	$533,636
	2008	$228,301	$36,608	$402,835	$145,142	$85,791	$16,214	$914,891

(1)
For 2009, reflects actual base salary amounts earned for the fiscal year and reflects the actual salaries earned by these executives in 2009 since the Company decided not to increase base salaries in 2009.

(2)
Reflects the 2007, 2008 and 2009 aggregate grant date fair value of the performance based restricted stock units grants based on the probable outcome (as of the grant date) of the performance conditions applicable to those grants. For this purpose, the probable outcome was considered to be the compensation cost over the performance period that would have resulted if the company achieved target performance during the performance period. None of the amounts set forth in the Stock Awards column for 2007 were earned by the NEOs during the 2007 – 2009 performance period. There can be no assurance that the performance based restricted stock units granted in 2008 and 2009 will ever be earned or that the value of these awards as earned will equal the amounts disclosed above as the probable outcome. The stock price assumption used to calculate the compensation cost is disclosed in Footnote 13 of the Company’s 2009 Form 10-K, Footnote 11 of the Company’s 2008 Form 10-K, and Footnote 9 of the Company’s 2007 Form 10-K.

(3)
Reflects the 2007, 2008 and 2009 aggregate grant date fair value of the stock option awards to the NEOs. Rogers determines the fair value using the Black-Scholes option pricing model. The assumptions used to calculate the fair value are disclosed in Footnote 13 of the Company’s 2009 Form 10-K filing. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the fair value.

(4)	Reflects the actual annual awards earned for fiscal years 2007, 2008 and 2009 under the Rogers Corporation AICP for all NEOs.

(5)
Reflects the aggregate change in the accumulated present value of each NEO’s accumulated benefit under the Pension Plan and Pension Restoration Plan for fiscal year end 2007, 2008 and 2009. Information regarding the calculation of these amounts can be found under the “Pension Benefits” table beginning on page 29. The increase in Mr. Wachob's accumulated pension benefit for 2009 is primarily attributable to the AICP award Mr. Wachob earned during 2008.

(6)	Reflects the total amount of All Other Compensation reported in the “All Other Compensation for Fiscal Year 2009” table set forth on page 24.

ALL OTHER COMPENSATION FOR FISCAL YEAR 2009

The following table sets forth aggregate amounts of “All Other Compensation” earned or accrued by the Company for the year ended December 31, 2009 on behalf of the NEOs. Rogers does not provide any additional benefits and/or perquisites to its executives beyond what is reported in the table below. The total amount reflected below is set forth in the All Other Compensation column of the “Summary Compensation Table” on page 23.

					Tax Gross-
				Deferred	Up for the
				Compensation	Pension	All other
			Car	Company	Restoration	Compensation
		401(k)	Allowance	Match	Plan	Total
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)
Robert D. Wachob	2009	$8,575	$14,941	$55,366	$32,819	$111,701
Dennis M. Loughran	2009	$8,575	$5,954	$17,102	$0	$31,631
Robert C. Daigle	2009	$8,575	$7,267	$13,844	$214	$29,900
Peter G. Kaczmarek	2009	$8,575	$7,510	$5,693	$92	$21,870
Michael D. Bessette	2009	$8,575	$7,796	$6,172	$0	$22,543

(1)	Reflects Rogers' matching contributions to its 401(k) plan.

(2)	Reflects the Company’s cost to maintain its vehicle reimbursement program.

(3)	Reflects Rogers’ matching contributions to the Voluntary Deferred Compensation Plan.

(4)
Reflects the amount of tax gross up on annual FICA taxes attributable to the annual accrual of benefits under the Pension Restoration Plan to provide a benefit on a comparable tax basis as the qualified pension plan. This tax gross-up benefit has been eliminated beginning in 2010.

(5)	Reflects the total amount of All Other Compensation provided to the NEOs during 2009, which is reported on the “Summary Compensation Table” on page 23.

GRANTS OF PLAN-BASED AWARDS IN 2009 FISCAL YEAR

Annual Incentive Compensation Plan (AICP)

The AICP incentive formula has the following components:

Base Salary	X	Individual Incentive Target	X	AICP Performance Factor	=	Potential AICP Award
(Corporate and/or Division
Performance)

Individual Incentive Targets

The “Individual Incentive Targets” are based on competitive market data. Each year, the committee designates the target award opportunity for each executive officer as a percentage of base salary. For 2009, the specific Individual Incentive Targets for the NEOs were:

Mr. Wachob	80%
Mr. Loughran	45%
Mr. Daigle	50%
Mr. Kaczmarek	50%
Mr. Bessette	45%

Grants (at threshold, target, and maximum) under the AICP are reported in the “Grants of Plan-Based Awards” table under the heading “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” on page 26.

AICP Corporate and Division Performance Factor

The AICP Performance Factor is based on corporate performance and/or division performance (as applicable).

Corporate performance for executive officers is based on Rogers’ after-tax profit as reflected in diluted earnings per share. To strongly promote and reward increasing profitability, the prior fiscal year’s diluted earnings per share results normally serve as the threshold for beginning to earn a bonus based on corporate performance for the following fiscal year. To earn a 100% target bonus, an improvement target of approximately 10% is usually established. Additional bonus targets are also set for a 200% and 300% bonus award. Although a diluted earnings per share improvement of approximately 20% and 40% over the threshold respectively is usually needed for these higher awards, the targets may be set differently if the committee so chooses. Adjustments due to extraordinary or non-recurring items may be considered and approved at the committee’s sole discretion. The 2009 corporate diluted earnings per share target is discussed beginning on page 17.

Business unit performance factors are also used for Messrs. Daigle, Kaczmarek and Bessette and other executive officers that are responsible for one or more of Rogers’ business units. Prior year business unit financial results normally serve as the threshold for beginning to earn a bonus. In addition to extraordinary or non-recurring items, changes in corporate expense allocations and market conditions may cause the threshold for earning a bonus to be either higher or lower than the prior year’s business unit financial results. The 2009 business unit earnings targets are discussed beginning on page 17.

Performance Based Restricted Stock Units

The committee granted four of the NEOs, on February 11, 2009, an opportunity to earn performance based restricted stock units based on the fair market value of Rogers' stock on that day. The CEO’s grant was on February 25, 2009. Due to a lower stock price on February 25, 2009, the higher stock price on February 11, 2009 was used for the CEO’s grant. These grants are intended to qualify as tax-deductible “performance based compensation” for the purposes of Section 162(m) of the Internal Revenue Code, and are reported in the “Grants of Plan Based Awards” table under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards” on page 26. The target number of shares of Rogers’ common stock to be awarded based on future performance is equal to (a) an initial dollar amount determined by the committee for the executive officer divided by (b) the closing price of a share of Rogers’ common stock on the day of the grant, and then rounding the number of shares up to the next highest 50 shares. The committee approved the following threshold, target and maximum number of shares of Rogers' common stock for the 2009 – 2011 performance cycle awards:

Executive	Threshold	Target	Maximum
Mr. Wachob	0 shares	11,350 shares	22,700 shares
Mr. Loughran	0 shares	3,150 shares	6,300 shares
Mr. Daigle	0 shares	3,150 shares	6,300 shares
Mr. Kaczmarek	0 shares	3,150 shares	6,300 shares
Mr. Bessette	0 shares	3,150 shares	6,300 shares

The following table provides information regarding the annual incentive opportunity under the AICP as well as the stock options and performance based restricted stock units granted in 2009 to each of the NEOs. No awards were earned under the AICP for 2009. Compensation cost with respect to these awards calculated as per SEC rules is set forth in the “Summary Compensation Table” on page 23.

								All Other
					Estimated Future Payouts			Stock	Exercise	Grant Date
					Under Equity Incentive			Awards:	or Base	Fair Value
		Estimated Possible Payouts Under			Plan Awards			Number of	Price of	of Stock
	Grant	Non-Equity Incentive Plan Awards			(Expressed in Shares)			Securities	Option	and Option
	Date	(2)			(3)			Underlying	Awards	Awards
Name	(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	(4)	(5, 6)
Robert D. Wachob		$0	$400,026	$1,200,077
	2/25/09							72,350	$23.86	$703,966
	2/25/09				0	11,350	22,700			$270,811
Dennis M. Loughran		$0	$127,764	$383,291
	2/11/09							22,300	$23.86	$216,979
	2/11/09				0	3,150	6,300			$75,159
Robert C. Daigle		$0	$127,205	$381,615
	2/11/09							22,300	$23.86	$216,979
	2/11/09				0	3,150	6,300			$75,159
Peter G. Kaczmarek		$0	$125,073	$375,219
	2/11/09							22,300	$23.86	$216,979
	2/11/09				0	3,150	6,300			$75,159
Michael D. Bessette		$0	$103,838	$311,513
	2/11/09							20,050	$23.86	$195,087
	2/11/09				0	3,150	6,300			$75,159

(1)	This column shows the date of the grant for all awards granted to NEOs in 2009. The stock option grants for all executives except Mr. Wachob were approved by the committee on February 11, 2009. The committee approved the stock option award for Mr. Wachob on February 25, 2009.
(2)	All AICP target payouts are based on salaries as of October 1, 2009. For Mr. Wachob, the AICP target represents 75% of base salary. All other NEOs’ AICP targets reflect 45% - 50% of base salary. Maximum award opportunities are capped at 300% of the target award for all executives and threshold awards can be $0.
(3)	Represents performance based restricted stock units where the actual number of shares to be issued will vary depending upon the Company’s cumulative annual growth in diluted earnings per share during the Company’s 2009 through 2011 performance cycle.
(4)	Represents the closing price on the NYSE on the grant date, except for the CEO’s grant. Due to a lower stock price on February 25, 2009, the higher stock price on February 11, 2009 was used for the CEO’s grant.
(5)	Reflects the aggregate grant date fair value disclosed for stock options in the summary compensation table.
(6)	Reflects the aggregate grant date fair value of the performance based restricted stock units granted to the NEO in 2009 based on the probable outcome (as of the grant date) of the performance conditions.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

The following table contains information regarding outstanding equity awards held by the NEOs as of December 31, 2009.

	Option Awards								Stock Awards
						Equity					Equity Incentive Plan
						Incentive					Plan Awards:	Plan Awards:
						Plan					Number of	Market or
						Awards				Market	Unearned	Payout Value
		Number of		Number of					Number	Value of	Shares, Units	of Unearned
		Securities		Securities		Number of			of Shares	Shares or	or Other	Shares, Units
		Underlying		Underlying		Securities			or Units of	Units of	Rights That	or Other
		Unexercised		Unexercised		Underlying	Option	Option	Stock That	Stock That	Have Not	Rights That
		Options		Options		Unearned	Exercise	Expiration	Have Not	Have Not	Vested	Have Not
Name	Grant Date	Exercisable		Unexercisable		Options	Price	Date (3)	Vested	Vested	(4)	Vested (4)
Robert D. Wachob	10/18/00	2,500	(1)	0		0	$34.25	10/18/10
	10/23/01	18,000	(1)	0		0	$34.09	10/23/11
	10/23/02	50,000	(1)	0		0	$26.11	10/23/12
	10/29/03	55,000	(1)	0		0	$38.53	10/29/13
	04/29/04	40,000	(1)	0		0	$59.85	04/29/14
	04/28/05	40,000	(1)	0		0	$34.83	04/28/15
	02/16/06	24,333	(1)	13,167	(1)	0	$47.98	02/16/16
	02/15/07	11,184	(2)	22,366	(2)	0	$53.10	02/15/17
	02/15/08	0		53,250	(2)	0	$31.69	02/15/18
	02/25/09	0		72,350	(2)	0	$23.86	02/25/19
	02/15/08								0	$0	0	$0
	02/25/09								0	$0	1,930	$46,038
Dennis M. Loughran	02/15/06	10,000	(1)	5,000	(1)	0	$48.00	02/15/16
	02/14/07	3,450	(2)	6,900	(2)	0	$52.51	02/14/17
	02/14/08	0		16,600	(2)	0	$31.31	02/14/18
	02/11/09	0		22,300	(2)	0	$23.86	02/11/19
	02/14/08								0	$0	0	$0
	02/11/09								0	$0	536	$12,777
Robert C. Daigle	10/18/00	5,000	(1)	0		0	$34.25	10/18/10
	10/23/01	6,000	(1)	0		0	$34.09	10/23/11
	10/23/02	12,000	(1)	0		0	$26.11	10/23/12
	10/29/03	23,000	(1)	0		0	$38.53	10/29/13
	04/29/04	15,000	(1)	0		0	$59.85	04/29/14
	04/28/05	17,000	(1)	0		0	$34.83	04/28/15
	02/15/06	5,734	(1)	2,866	(1)	0	$48.00	02/15/16
	02/14/07	3,450	(2)	6,900	(2)	0	$52.51	02/14/17
	02/14/08	0		16,600	(2)	0	$31.31	02/14/18
	02/11/09	0		22,300	(2)	0	$23.86	02/11/19
	02/14/08								0	$0	0	$0
	02/11/09								0	$0	536	$12,777

- table continues on the next page -

	Option Awards								Stock Awards
						Equity					Equity Incentive Plan
						Incentive					Plan Awards:	Plan Awards:
						Plan					Number of	Market or
						Awards				Market	Unearned	Payout Value
		Number of		Number of					Number	Value of	Shares, Units	of Unearned
		Securities		Securities		Number of			of Shares	Shares or	or Other	Shares, Units
		Underlying		Underlying		Securities			or Units of	Units of	Rights That	or Other
		Unexercised		Unexercised		Underlying	Option	Option	Stock That	Stock That	Have Not	Rights That
		Options		Options		Unearned	Exercise	Expiration	Have Not	Have Not	Vested	Have Not
Name	Grant Date	Exercisable		Unexercisable		Options	Price	Date (3)	Vested	Vested	(4)	Vested (4)
Peter G. Kaczmarek	10/18/00	5,000	(1)	0		0	$34.25	10/18/10
	10/23/01	6,000	(1)	0		0	$34.09	10/23/11
	10/23/02	12,000	(1)	0		0	$26.11	10/23/12
	10/29/03	18,000	(1)	0		0	$38.53	10/29/13
	04/29/04	13,000	(1)	0		0	$59.85	04/29/14
	04/28/05	15,000	(1)	0		0	$34.83	04/28/15
	02/15/06	5,734	(1)	2,866	(1)	0	$48.00	02/15/16
	02/14/07	3,450	(2)	6,900	(2)	0	$52.51	02/14/17
	02/14/08	0		12,450	(2)	0	$31.31	02/14/18
	02/11/09	0		22,300	(2)	0	$23.86	02/11/19
	02/14/08								0	$0	0	$0
	02/11/09								0	$0	536	$12,777
Michael D. Bessette	10/18/00	1,000	(1)	0		0	$34.25	10/18/10
	10/23/01	1,500	(1)	0		0	$34.09	10/23/11
	10/23/02	3,000	(1)	0		0	$26.11	10/23/12
	10/29/03	14,000	(1)	0		0	$38.53	10/29/13
	04/29/04	13,000	(1)	0		0	$59.85	04/29/14
	04/28/05	14,000	(1)	0		0	$34.83	04/28/15
	02/15/06	5,734	(1)	2,866	(1)	0	$48.00	02/15/16
	02/14/07	3,450	(2)	6,900	(2)	0	$52.51	02/14/17
	02/14/08	0		13,300	(2)	0	$31.31	02/14/18
	02/11/09	0		20,050	(2)	0	$23.86	02/11/19
	02/14/08								0	$0	0	$0
	02/11/09								0	$0	536	$12,777

For better understanding of this table, we have included additional columns showing the grant date of stock options and restricted stock.

(1)	These stock options are fully vested. The vesting schedule for these stock options was disclosed in the tables from prior proxy statements.
(2)	These stock options will become vested in one-third increments on the second, third and fourth anniversary dates of the grant date.
(3)	These stock options have a ten year termination subject to earlier termination due to death, disability or retirement – the earlier of five years after employment, termination, or original expiration date.
(4)	Reflects 2008 and 2009 performance based restricted stock unit awards outstanding as of fiscal year end 2009. The disclosed amount for the 2008 – 2010 grant reflects a 0% payout based on the probability that the performance objective for this grant will not be achieved. The disclosed amount for the 2009 – 2011 grant reflects a 17% payout based on the probable achievement of the performance objectives under this grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

The following table contains all stock option exercises and vesting events of restricted stock awards for all NEOs during fiscal year 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)
Robert C. Daigle	10,000	$48,241
Peter G. Kaczmarek	10,000	$74,064

(1)	Reflects the difference between the price of Rogers’ stock at time of exercise and the exercise price of the option.

PENSION BENEFITS AT 2009 FISCAL YEAR END

The table below sets forth information regarding the present value as of December 31, 2009 of the accumulated benefits of the NEOs under the Pension Plan and the Pension Restoration Plan. The present values were determined using interest rate and mortality rate assumptions consistent with those outlined in Footnote 9 of the Company’s 2009 Form 10-K.

			Present Value	Payments
		Number of Years	of Accumulated	During the Last
Name	Plan Name	Credited Service	Benefit	Fiscal Year
Robert D. Wachob	Rogers Corporation Pension Plan	26	$939,662	$0
	Rogers Corporation Pension Restoration Plan	26	$3,279,246	$0
Dennis M. Loughran	Rogers Corporation Pension Plan	4	$81,945	$0
	Rogers Corporation Pension Restoration Plan	4	$17,924	$0
Robert C. Daigle	Rogers Corporation Pension Plan	22	$332,787	$0
	Rogers Corporation Pension Restoration Plan	22	$18,909	$0
Peter G. Kaczmarek	Rogers Corporation Pension Plan	11	$219,061	$0
	Rogers Corporation Pension Restoration Plan	11	$7,888	$0
Michael D. Bessette	Rogers Corporation Pension Plan	35	$717,775	$0
	Rogers Corporation Pension Restoration Plan	35	$517	$0

Pension Plan

The basic formula for determining an employee’s annual pension benefit at normal retirement under the Pension Plan is equal to the sum of a participant’s base benefit, excess benefit, 30 year service benefit and the prior service benefit, where:
  Base Benefit – 1.25% of the product of Average Monthly Compensation and Credited Service for periods after 2001;
  Excess Benefit – 0.5% of Average Monthly Compensation in excess of 75% of Covered Compensation multiplied by Credited Service for periods after 2001;
  30 Year Service Benefit – 0.5% of Average Monthly Compensation for periods after 2001 multiplied by Credited Service in excess of 30 years;
  Prior Service Benefit – 55% of Average Monthly Compensation for periods before 2002 less 50% of the 12/31/2001 Social Security Benefit multiplied by the 12/31/2001 Year of Service Ratio and the Pay Ratio Increase;
  12/31/2001 Year of Service Ratio – Years of Service as of December 31, 2001 divided by 30; and
  Pay Ratio Increase – current Average Monthly Compensation divided by Average Monthly Compensation as of 12/31/2001.
Compensation and period of employment are recognized under the Pension Plan as follows:
  Average Monthly Compensation for a salaried employee is based on the monthly base rate of salary in effect on June 1st over a 10-year period. Average Monthly Compensation is equal to the highest five consecutive June 1st amounts divided by 5. Bonuses and other special pay are disregarded under the Pension Plan;
  Credited Service means the period during which a participant is employed by Rogers as an eligible employee (rounded up to the next highest whole number of years) as determined under tax-qualified plan rules; and
  Covered Compensation is generally the average of the Social Security taxable wage base in effect for each calendar year during the 35 year period ending with the last day of the calendar year in which the participant would have reached his or her Social Security retirement age.
A participant may commence payment of early retirement benefits at any time after attaining age 55. Mr. Wachob and Mr. Bessette are currently eligible to take early retirement. The early retirement benefit equals the normal retirement benefit described above reduced by 0.333% for each month (4% per year) that a participant commences benefits before attaining normal retirement age.

Available forms of payment under the Pension Plan are as follows:
  Single Life Annuity
  Joint and Survivor Annuity (50%, 66 2/3%, 75% and 100%)
  10 Year Certain Annuity

A lump sum form of payment is unavailable under the Pension Plan (except for a single lump sum benefit if the actuarially equivalent value is $5,000 or less).

Annuity features providing for continued payment to a survivor or guaranteed payments to beneficiaries are not subsidized by Rogers. Employees may elect their form of payment under the Pension Plan when they begin to collect their pension benefit.

If a participant dies before commencing payments under the Pension Plan, a death benefit is payable to the participant’s surviving spouse or, if there is no surviving spouse, the participant’s surviving children under the age of 21. In general, this benefit equals the amount payable under the survivor portion of the 50% Joint and Survivor Annuity beginning in no event before the participant’s 55th birthday.

A participant who becomes disabled while employed at Rogers will continue to be treated as an active employee for purposes of the Pension Plan until age 65. As such, a disabled participant will continue to be credited with years of service and with the compensation rate in effect at the beginning of the disability. If a disabled participant retires after age 55 and commences payment of benefits, no additional credited service is granted.

Pension Restoration Plan

The Pension Plan limits the amount of pension benefits that may be provided to participants under the basic formula described above in accordance with certain limits under federal tax laws. The limits restrict the amount of compensation that can be taken into account under the Pension Plan to $245,000 (for 2009) and impose a maximum annual pension benefit commencing at age sixty-five to $195,000 (for 2009). To the extent that these limits reduce the benefits that a NEO earns under the Pension Plan’s retirement formula, Rogers provides an additional benefit under the Pension Restoration Plan. The Pension Restoration Plan is intended to make a participant whole for the benefits under the basic formula that could not be provided under the Pension Plan due to these limits or deferrals being made under the Voluntary Deferred Compensation Plan.

In addition, the Pension Restoration Plan provides for:
  Average Monthly Compensation to include annual bonuses paid to certain senior executives over age 55 that have been specified by the Compensation and Organization Committee, (a) on or after January 1, 2004 in all events, and (b) paid before January 1, 2004 in the event of a covered executive’s death, disability, or termination of employment that results in the payment of severance. The only NEOs currently entitled to this benefit are Messrs. Wachob and Bessette;
  an executive officer who is a participant at the time of a change of control will have benefits calculated under the Pension Restoration Plan, (a) as if such officer had attained age 55 at the time of the change of control and completed at least one day of service after attaining age 55, and (b) by including all annual bonuses as part of Average Monthly Compensation, subject to Internal Revenue Code Section 280G limitations discussed below.
As noted on page 21, the Company has discontinued tax gross-up payments on behalf of the NEOs for the employee portion of the Medicare hospital insurance tax (1.45%) that accrues on annual benefit increases under the Pension Restoration Plan.

Except in the event of a change of control (as discussed above), a lump sum benefit payment under the Pension Restoration Plan shall be made six months and one day following the termination of employment.

NON-QUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR END

This table provides information about the Rogers Corporation Voluntary Deferred Compensation Plan. A NEO may only participate in the plan if he elects to defer receipt of compensation that would otherwise be payable to him in cash. All NEOs elected to participate in this plan for the 2009 calendar year. The amounts shown in the column "Executive Contributions" come from a deferral of the NEO’s [salary earned in 2009 and AICP amount earned in 2008 which was otherwise payable in 2009]. If the NEO had not chosen to defer these amounts, we would have paid these amounts to him in cash. The amount shown in the column "Executive Contributions" is not an additional award to the NEO.

	Executive	Registrant			Aggregate
	Contributions in	Contribution in	Aggregate	Aggregate	Balance at Last
	the Last Fiscal	the Last Fiscal	Earnings in the	Withdrawals/	Fiscal Year
Name	Year	Year (1)	Last Fiscal Year (2)	Distributions (3)	Ending
Robert D. Wachob	$82,579	$49,199	$2,593	$33,244	$134,141
Dennis M. Loughran	$28,614	$16,750	$803	$6,883	$46,120
Robert C. Daigle	$24,264	$13,844	$669	$5,469	$38,739
Peter G. Kaczmarek	$7,500	$5,693	$251	$0	$13,444
Michael D. Bessette	$8,000	$4,882	$165	$0	$13,047

(1)	Reflects 2009 matching credit on executive contributions in the last fiscal year.
(2)	Reflects interest accrued on all contributions in 2009.
(3)	Reflects withdrawals required under participant elections made before 2009.

Each year a participant may elect in writing to defer up to 100% of future bonus and up to 50% of salary otherwise to be earned during the next calendar year. The minimum dollar amount deferred for any year is $4,000 of salary and/or $4,000 of bonus. Deferred compensation is paid in cash.

A Company match is credited on all salary and bonus deferrals. The amount of the match equals the then current 401(k) Company match (100% of the first 1% and 50% of the next 5% of eligible compensation). The Company match on deferrals is made in cash. Each participant has a fully vested interest in the Company match.

The credited rate for deferrals was 2.38% in 2009. If cash dividends are paid with respect to Rogers' stock that is deferred under this plan, those dividends will be credited to the participant’s deferral account. Dividends will be denominated in cash and earn interest at the same rate as disclosed above. Such cash amounts will be paid at the time of distribution of the deferred stock.

Payment(s) of deferred amounts with respect to the deferrals made for a specific year will commence on April 15th (March 15th for lump sum payments of deferrals made after September 30, 2009) of the year following: (a) the passage of the number of years specified by the individual in deferral election for that year, (b) the year in which the participant ceases to be an employee or (c) the earlier (in the case of stock deferrals) or the latter (in the case of cash deferrals) of (a) or (b). Payment elections are made at the time of the deferral election. Payments are made in a lump sum or installments over a period not more than 10 years. Any requested changes in the timing of the payments by participants must result in the extension of the existing payment date by at least an additional five years. Accelerated payment is provided for in the case of a change in control or a bona fide unforeseen financial hardship. Payments made upon a participant’s separation from service are delayed six months to the extent necessary to avoid penalties under Internal Revenue Code Section 409A.

To the extent permitted under Internal Revenue Code Section 409A, certain amounts in a participant’s deferred compensation account, such as amounts deferred and vested prior to January 1, 2005, are not subject to Section 409A.

This plan is not funded and no trust, escrow or other provision has been established to secure plan benefits. A participant will be treated the same as a general unsecured creditor at all times under this plan. A participant will only be able to sell or otherwise transfer stock received as a plan benefit in accordance with applicable securities laws and Rogers’ insider trading policy.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The section below describes the payments that may be made to NEOs upon termination of employment or in connection with a change in control.

Payments Made Upon Termination

A NEO may be entitled to receive the following amounts earned during their term of employment regardless of the manner in which a NEO’s employment terminates except where indicated to the contrary below:
  unpaid base salary through the date of termination;
  any accrued and unused vacation pay;
  any unpaid annual bonus with respect to a completed performance period (except in the event of termination for cause);
  all accrued and vested benefits under the Pension Plan and the Pension Restoration Plan as described beginning on page 29;
  all accrued and vested benefits under the Voluntary Deferred Compensation Plan as described on page 21 and on page 30;
  all outstanding and vested equity awards granted under the Rogers’ equity compensation plans (except in the event of termination for cause) – all outstanding awards as of December 31, 2009 are set forth beginning on page 27; and
  all other benefits under the Company’s compensation and benefit programs that are available to all salaried employees and do not discriminate in scope, terms or operation in favor of the NEOs.
Payments Made Upon Retirement

In the event of the retirement of a NEO, in addition to the items listed under the heading “Payments Made Upon Termination”, the NEOs will receive the following benefits:
  all outstanding unvested stock options will vest;
  a pro-rata portion of any performance based restricted stock units award based on the number of full fiscal years completed during the performance period for those shares and the actual performance at the end of the three year performance period, at which time the award will be made; and
  a pro-rata portion of the NEO’s AICP award for the performance year, in which the termination occurs, based on actual performance.
Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEO will receive the following:
  benefits under Rogers’ disability plan or payments under Rogers’ life insurance plan, as appropriate;
  all outstanding unvested stock options will vest;
  a pro-rata portion of any performance based restricted stock units award based on the number of full fiscal years completed during the performance period for those shares and the actual performance at the end of the three year performance period, at which time the award will be made; and
  a pro-rata portion of their annual bonus for the performance year in which the termination occurs based on actual performance.

Payments Made Upon Involuntary Termination of Employment without Cause Prior to a Change in Control

Rogers provides separation pay and benefits to all of its regular U.S. full-time salaried employees, including the NEOs, according to the current Severance Pay for Exempt Salaried Employees Policy (the “Severance Policy”). The Severance Policy provides severance pay to eligible salaried employees whose employment is terminated by the Company without cause (a “Separation”) – in the form of continued salary payments, health insurance, pension service credit and certain other benefits. Basic Severance Pay, as described below, is provided to eligible employees without any conditions, but the Additional Severance Pay, as described below, requires the employee to sign a General Release and Settlement Agreement. The number of weeks of salary and benefits continuance is based on length of service as follows:

Length of Severance Pay
Total Severance with
Length of Service	Basic Severance Pay	Additional Severance Pay	Signed agreement
Under 6 months	4 weeks	2 weeks	6 weeks
6 months to under 1 year	4 weeks	4 weeks	8 weeks
1 year to under 4 years	4 weeks	6 weeks	10 weeks
4 years to under 7 years	4 weeks	8 weeks	12 weeks
7 years to under 21 years	4 weeks	8 weeks plus 2 weeks for each year of service over 6 years	Based on years of service
21 years and more	4 weeks	36 weeks plus 1 week for each year of service over 20 years	Based on years of service

The Severance Policy may be amended, modified or terminated at any time by Rogers, except in the case of Mr. Wachob. Mr. Wachob may elect the benefits of either the policy in effect in November 1991, or the Severance Policy, if any, which may be in existence at the time of his employment termination. Mr. Wachob’s right to this election may be cancelled by Rogers or the executive on three years’ written notice. Mr. Wachob would be entitled to 78 weeks of salary payments, health insurance, pension service credit and certain other benefits upon termination of employment covered by the policy in effect in November 1991.

The NEOs are also eligible for a lump sum payment upon termination of four weeks of pay under the Severance Policy.

Payments Made Upon Certain Events in Connection with a Change in Control

Rogers has entered into Special Officer Severance Agreements with each of the NEOs. The term of these agreements, referred to below as “change in control agreements”, is three years subject to a two year review and re-approval for an additional three years by the committee. The following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of the Company:
  cash severance pay equal to one and one quarter (1.25) or two and one half times (2.5), depending on the specific agreement with the NEO, the sum of (a) base salary plus (b) target annual incentive compensation and/or any other cash bonus awards last determined for the NEO (or if, greater, most recently paid prior to the change in control);
  pro-rata payment of the NEO’s annual target incentive compensation, except the CEO, who will receive a pro-rata payment based upon actual company performance after March 23, 2010;
  continued medical, dental and life insurance benefits at active-employee rates, for a period of one and one quarter (1.25) or two and one half (2.5) years, subject to offset from subsequent employment;
  outplacement assistance up to six months; and
  reimbursement of legal and accounting fees and expenses incurred to enforce the agreement.
Terminations of employment that entitle a NEO to receive enhanced severance benefits consists of (1) termination by Rogers without cause or (2) resignation by the NEO due to a constructive termination reason, in each case within two years following a change in control. A NEO is not eligible for enhanced severance benefits under the change in control agreements if his or her termination is due to death or disability.

All outstanding unvested stock options issued before 2009 shall vest immediately upon a change in control under the terms of the Rogers Corporation 2005 Equity Compensation Plan. Stock options granted after January 1, 2009, shall not automatically vest upon a change in control, instead such options will vest upon a change in control only if the NEO’s employment is terminated in a manner entitling him/her to severance benefits under the Special Officer Severance Agreement or if the buyer does not assume or replace the stock options. All performance based restricted stock units shall vest on a pro-rata basis upon a change in control based upon the extent to which the Company and its affiliates have met the designated performance objectives as determined by the committee.

All of the payments described above are limited to the extent that payment would result in triggering golden parachute excise taxes under Section 4999 of the Internal Revenue Code.

A “change in control” for purposes of the change in control agreements generally consists of one or more of the following events:
  closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
  closing of the sale of all of the Company’s common stock to an unrelated person or entity; and
  there is a consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this paragraph, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of common stock of the Company by the persons described above immediately before the consummation of such transaction.
A “constructive termination” for purposes of the change in control agreements generally includes any of the following actions by Rogers following a change in control:
  a material reduction in the officer’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time, and/or a material failure to provide the Executive with an opportunity to earn annual incentive compensation and long-term incentive compensation at least as favorable as in effect immediately prior to a Change of Control or as the same may be increased from time to time;
  a material diminution in the officer’s authority, duties, or responsibilities as in effect at the time of the Change in Control;
  a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report (it being understood that if the officer reports to the board, a requirement that the officer report to any individual or body other than the board will constitute “Constructive Termination” hereunder);
  a material diminution in the budget over which the officer retains authority;
  the Company’s requiring the officer to be based anywhere outside a fifty mile radius of the Company’s offices at which the officer is based as of immediately prior to a Change of Control (or any subsequent location at which the officer has previously consented to be based) except for required travel on the Company’s business to an extent that is not substantially greater than the officer’s business travel obligations as of immediately prior to a Change in Control or, if more favorable, as of any time thereafter; or
  any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of this Agreement.
The officer shall not be entitled to terminate employment with the Company on account of “Constructive Termination” unless the officer provides notice of the existence of the purported condition that constitutes “Constructive Termination” within a period not to exceed ninety (90) days of its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.

A termination “for Cause” means only:
  the willful commission of material theft or embezzlement or other serious and substantial crimes against the Company and its subsidiaries.
Coordination between Severance Policy and Change in Control Agreements

The enhanced severance benefits under the change in control agreement are in lieu of any other severance benefits to which a NEO may be entitled under the severance policy or any other arrangements.

Confidentiality and Non-Compete Agreements

The Company entered into confidentiality and non-compete agreements with most of its salaried employees, including its NEOs. These agreements generally prohibit the NEOs from accepting employment with a competitor of the Company for two years following termination of employment. If a NEO terminates employment prior to a change in control and cannot obtain employment at a rate of compensation at least equal to the rate in effect upon terminating employment with Rogers during this period, the NEOs may become entitled to additional payment from the Company. This payment will equal the difference between the executive’s current compensation and their last regular rate of compensation with the Company, reduced by any retirement or severance income. In lieu of making payments on account of an employment termination prior to a change in control, the Company can waive its rights to enforce the non-compete agreement. Enhanced severance benefits under the Special Officer Severance Agreement are contingent upon complying with non-compete obligations.

Assumptions Regarding Post Termination Tables

The following tables were prepared as though the NEO’s employment was terminated on December 31, 2009 (the last business day of 2009) using the closing share price of Rogers’ common stock of $30.31 as of the last trading day of the fiscal year ending on December 31, 2009. The amounts under the column labeled “Termination by Rogers without Cause on or after a Change in Control” assumes that a change in control occurred on December 31, 2009. Rogers is required by the SEC to use these assumptions. With those assumptions taken as a given, the Company believes that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the NEO’s employment was not terminated on December 31, 2009 and a change in control did not occur on that date. As a result there can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

Equity Award Assumptions
  Stock options vested on December 31, 2009 due to an assumed change in control, termination of employment without Cause by the Company (including a constructive termination), retirement, death or disability;
  Stock options that become vested due to a change in control are valued based on their option spread (i.e., the difference between the stock’s fair market value and the exercise price);
  Performance based restricted stock units that vest upon a change in control at target are taken into account at $30.31 per share.
Annual Bonus Assumption
  All amounts under Rogers’ annual bonus plan were earned for 2009 in full based on actual performance and are not treated as subject to the golden parachute excise tax upon a change in control; and
  Earned amounts under Rogers’ annual bonus plan are treated as paid as regular compensation and are not included in the severance estimates.
Benefit Continuation Assumption
  Medical, dental and life insurance benefit continuation costs for 2010 are based on rates for 2010. However, benefit continuation costs for the medical plan for 2010 includes a 3% increase and the dental plan for 2010 includes a 6% increase based on projected trends provided by an outside consultant. The life insurance cost did not increase.
Severance Policy Assumptions
  For Mr. Wachob, all severance benefits are calculated based on the terms and conditions set forth in the November 1991 policy. Mr. Wachob may elect benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time of his employment termination.

POST TERMINATION TABLE

	Termination by Rogers		Termination by Rogers		Termination Due to
	without Cause before a		without Cause on or		Death Disability,
Name	Change in Control		after a Change in Control		or Retirement
Robert D. Wachob
Cash Severance	$2,049,530	(1)	$4,015,883	(4)	$0
Accelerated Vesting Of Unvested Equity	$0		$486,152	(5)	$658,116	(9)
Benefits Continuation	$19,657	(3)	$32,657	(6)	$0
Outplacement Services	$0		$10,000	(7)	$0
280G Payment Reduction	$0		$0	(8)	$0
Total	$2,429,187		$4,544,692		$658,116
Dennis M. Loughran
Cash Severance	$65,520	(2)	$1,652,060	(4)	$0
Accelerated Vesting Of Unvested Equity	$0		$149,245	(5)	$197,383	(9)
Benefits Continuation	$4,175	(3)	$48,562	(6)	$0
Outplacement Services	$0		$10,000	(7)	$0
280G Payment Reduction	$0		$(570,360)	(8)	$0
Total	$69,695		$1,289,507		$197,383
Robert C. Daigle
Cash Severance	$205,485	(2)	$1,480,348	(4)	$0
Accelerated Vesting Of Unvested Equity	$0		$149,245	(5)	$197,383	(9)
Benefits Continuation	$14,276	(3)	$47,490	(6)	$0
Outplacement Services	$0		$10,000	(7)	$0
280G Payment Reduction	$0		$(286,311)	(8)	$0
Total	$219,761		$1,400,772		$197,383
Peter G. Kaczmarek
Cash Severance	$115,452	(2)	$1,462,573	(4)	$0
Accelerated Vesting Of Unvested Equity	$0		$149,245	(5)	$197,383	(9)
Benefits Continuation	$8,269	(3)	$48,124	(6)	$0
Outplacement Services	$0		$10,000	(7)	$0
280G Payment Reduction	$0		$(417,538)	(8)	$0
Total	$123,721		$1,252,404		$197,383
Michael D. Bessette
Cash Severance	$248,500	(2)	$939,730	(4)	$0
Accelerated Vesting Of Unvested Equity	$0		$134,733	(5)	$178,829	(9)
Benefits Continuation	$12,629	(3)	$31,322	(6)	$0
Outplacement Services	$0		$10,000	(7)	$0
280G Payment Reduction	$0		$(205,878)	(8)	$0
Total	$261,129		$909,907		$178,829

(1)	Reflects the maximum severance benefit of 78 weeks (1.5 years) provided under the 1991 Rogers Corporation Severance Policy for Salaried Employees. The cash severance benefits include 1.5 times the base salary (the current base rate) plus the greater of (i) the most recent year's paid bonus as of 12/31/09 (bonus paid in 2009 for 2008 performance), or (ii) the average of the bonuses paid in the past two years.
(2)	Messrs. Loughran, Daigle, Kaczmarek, and Bessette are eligible to receive cash severance benefits (base salary only) under the Severance Policy. The length of severance benefits (assuming the executive signed a General Release and Settlement Agreement) received by the executives are 12, 42, 24, and 56 weeks, respectively.
(3)	Reflects Rogers’ cost for Messrs. Wachob, Loughran, Daigle, Kaczmarek, and Bessette of 78, 12, 42, 24, and 56 weeks, respectively, of medical, dental, and life insurance. For Mr. Wachob, benefits continuation also includes long-term disability insurance.
(4)	Represents cash severance pay equal to the present value of 2.5x base salary plus the higher of target bonus or the last actual paid bonus (paid in 2009 for services in 2008).
(5)	Represents the in-the-money value of all outstanding and unvested stock options (based on a stock price of $30.31 as of December 31, 2009) that accelerate and become fully exercisable upon a change in control as defined in the Rogers Corporation 2005 Equity Compensation Plan. Performance-based restricted stock unit acceleration is based on a pro rata period from the start of the performance period to the date of the change in control, and approximate performance achievement (as determined by the Compensation Committee) during such period. The data reflects acceleration of 2009 performance-based restricted stock units on a pro-rata basis assuming a 17% performance achievement as of 12/31/2009. The performance achievement for the 2008 performance-based restricted stock units is assumed to be 0%; therefore, the data does not include the in-the-money value for these awards. This amount does not reflect the value of all vested and outstanding stock options as disclosed beginning on page 27 for Messrs. Wachob, Loughran, Daigle, Kaczmarek, and Bessette which is $210,000, $0, $50,400, $50,400, and $12,600, respectively, based on a stock price of $30.31 as of December 31, 2009.
(6)	Represents 2.5 years of benefit continuation, which includes the company cost for medical, dental, and life insurance.
(7)	Represents the present value of six months of outplacement services.
(8)	Represents the estimated reduction to the payments set forth in this column required in order to avoid triggering excise taxes under Section 280G of the Internal Revenue Code.
(9)	Represents the in-the-money value of all outstanding and unvested stock options and the fair market value of the pro-rata portion of the performance-based restricted stock units (assuming target performance achievement) that accelerate and become fully exercisable in the case of retirement, death or disability according to the provisions of the award agreements.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as Rogers’ independent registered public accounting firm for fiscal year 2010 and the board of directors is asking that shareholders ratify this appointment. Although advisory only because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission to have responsibility for the appointment of the Company’s independent registered public accounting firm, this proposal is put before the shareholders in order to seek the shareholders’ views on this important corporate matter. If the shareholders do not ratify the appointment, the Audit Committee will take the matter under advisement. Rogers expects representatives of Ernst & Young LLP, Rogers’ independent registered public accounting firm selected as the independent registered public accounting firm for the fiscal years ended December 31, 2009 (fiscal 2009), and ending December 31, 2010 (fiscal 2010), to attend the annual meeting. They will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to Rogers by Ernst & Young LLP for the fiscal years shown.

	2009	2008
Audit Fees (1)	$1,494,959	$1,579,913
Audited-Related Fees (2)	57,424	62,734
Tax Fees (3)	151,345	303,705
All Other Fees (4)	--	--
Total	$1,703,728	$1,946,352

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Amounts for both 2008 and 2009 also include fees for the audit of internal control over financial reporting as required under the Sarbanes-Oxley Act of 2002. Fees paid for the internal control over financial reporting audits were $369,138 in 2008 and $246,781 in 2009.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. This category includes fees related primarily to accounting consultations and employee benefit plan audits.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance; tax planning and compliance work in connection with acquisitions and international tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above; however, there were no such fees in either year.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related, tax and other services provided by Ernst & Young LLP in fiscal year 2009 and related fees were approved in accordance with the Audit Committee’s policy.

Vote Required for Ratification and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes properly cast on this proposal shall constitute approval of the ratification of the appointment of Ernst & Young LLP as Rogers’ independent registered public accounting firm for fiscal year 2010. Abstentions and broker non-votes will not have any effect on the outcome of the proposal.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Rogers’ independent registered public accounting firm for fiscal year 2010.

Related Person Transactions

In 2009, Rogers did not engage in any transaction in which any of its executive officers, directors, 5% shareholders, or any immediate family members of the foregoing, have a material interest.

Policies and Procedures for Approval of Related Person Transactions

Rogers’ Code of Business Conduct and Ethics, which sets forth standards applicable to all directors, officers and employees of Rogers, prohibits the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of this Code for a director or an officer may only be granted by the Nominating and Governance Committee of the board of directors. Any waiver of this Code that is granted to a director or an officer would be posted on Rogers’ website, or otherwise publicly disclosed, as required by applicable law or the rules and regulations of the New York Stock Exchange. Waivers for other employees must be approved by certain members of senior management.

In addition, to supplement the Code of Business Conduct and Ethics, in August 2007, the board of directors adopted a written Related Party Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) the amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Rogers was, is or will be a participant (even if not necessarily a party); and (iii) a related person has or will have a direct or indirect interest (other than solely being a director or less than 10 percent beneficial owner of another entity).

For purposes of the policy, a related person is one of the following:
  a member of the board of directors;
  a nominee for the board of directors;
  an executive officer;
  a person who beneficially owns more than 5% of Rogers common stock; or
  any immediate family member of any of the people listed above.
Under the policy, the Company’s Nominating and Governance Committee is responsible for reviewing the material facts regarding related party transactions that require its approval and either approve or disapprove of Rogers entering into the transaction, subject to certain exceptions (or, in the case of transactions for which advance approval is not feasible, ratify the transaction or, if the committee determines the transaction not to be appropriate, terminate the transaction). In determining whether to approve or disapprove a related party transaction, the committee shall consider all relevant facts and circumstances, including the following factors:
  whether the transaction is on terms no less favorable to Rogers than terms generally available from an unaffiliated third party under the same or similar circumstances;
  whether the transaction is material to Rogers;
  the role that the related party has played in arranging the transaction; and
  the extent of the related party’s interest in the transaction.
No director shall participate in the review of a related party transaction in which he or she is a related party, except that the director shall provide all material information concerning the transaction to the chairperson of the Nominating and Governance Committee or the full Nominating and Governance Committee, as applicable. The chairperson of the Nominating and Governance Committee has the authority to individually pre-approve (as applicable) any related party transaction (except where the chairperson is the related party) in which the aggregate amount involved is expected to be less than $500,000.

Each of the following related party transactions shall generally be considered pre-approved by the committee, even if the aggregate amount involved exceeds $120,000:
  executive officer compensation;
  director compensation;
  grants of awards to executive officers or directors pursuant to the Company’s incentive compensation plans;
  certain transactions with other companies;
  certain Company charitable contributions;
  transactions where all shareholders receive proportional benefits; and
  transactions involving competitive bids.
Rogers will disclose the terms of related person transactions in its filings with the SEC to the extent required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Rogers’ executive officers and directors, and persons who own more than 10% of Rogers capital stock, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required to furnish Rogers with copies of all reports they file.

Based solely on Rogers’ review of the copies of such forms it has received, and written representations from certain reporting persons, Rogers believes that all of its executive officers and directors, and persons who own more than 10% of Rogers capital stock, complied with all Section 16(a) filing requirements applicable to them during Rogers’ fiscal year ended December 31, 2009, except as described in the next sentence. A Form 4 was filed late due to an administrative error relative to the purchase of 1,000 shares of Rogers stock by Mr. Frank Gillern, a recently retired officer of the Company.

Proposals of Shareholders

Proposals of shareholders intended to be presented at the 2011 Annual Meeting of Shareholders must be received by Rogers on or before November 30, 2010 to be considered for inclusion in Rogers’ proxy statement and form of proxy. In addition, the Company’s Bylaws establish an advance notice procedure for shareholders to present business to be conducted at the Annual Meeting. In order for a shareholder to present a proposal at the 2011 Annual Meeting, although not included in the proxy statement and form of proxy, notice of such proposal must be received by Rogers on or before December 8, 2010 and it must also comply with the other requirements of the Company’s Bylaws. All shareholder proposals or notices of an intention to make a proposal, should be marked for the attention of the Office of the Corporate Secretary, Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188.

Solicitation of Proxies

Rogers will pay the cost of soliciting proxies, including preparing, assembling and mailing the Notice Regarding the Availability of Proxy Materials, proxy statement, proxy card and other proxy materials, except for some costs associated with individual shareholders’ use of the Internet or telephone. In addition to solicitations by mail, officers and employees of Rogers may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Rogers will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of capital stock held of record by such persons. Rogers will upon request reimburse brokers and other persons for their related reasonable expenses. In addition, Rogers has retained InvestorCom, Inc. to assist it in the solicitation of proxies at a cost of approximately $2,500 plus reimbursement of expenses.

“Householding” of Proxy Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials, and, for those who request, a single paper copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

This year, a number of brokers with account holders who are Rogers’ shareholders will be “householding” proxy materials. A single Notice Regarding the Availability of Proxy Materials and, for those who request, a single paper copy of the proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials, proxy statement and/or annual report, please notify the broker and send a written request to Rogers Corporation, Office of the Corporate Secretary, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188 or contact Robert M. Soffer at (860) 779-5566 and Rogers will promptly deliver a separate copy of the proxy statement and annual report to such shareholder.

Shareholders who share the same address, who currently receive multiple copies of the Rogers Notice Regarding the Availability of Proxy Materials, proxy statement and annual report and would like to request “householding” of such information should contact their broker or Rogers.

Communications with Members of the Board of Directors

Although the board of directors has not formally adopted a process by which shareholders may communicate directly with directors, it believes that the procedures currently in place and described below will continue to serve the needs of the board and shareholders. Until such time as the board may adopt a different set of procedures, any such shareholder communications should be sent to the board of directors, Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188, c/o Vice President and Secretary of the Company. At the present time, all such communications sent by shareholders to the above address will be forwarded to the Lead Director of the board for consideration.

Availability of Certain Documents

Rogers Corporation maintains a website (http://www.rogerscorp.com). Rogers’ Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related Party Transactions Policy, Audit Committee Charter, Compensation and Organization Committee Charter and Nominating and Governance Committee Charter are each available in a printable format on this website, www.rogerscorp.com/cg/. Rogers Corporation’s website is not incorporated into or a part of this proxy statement.

     One Technology Drive
P. O. Box 188
Rogers, Connecticut 06263-0188

PHONE:
860.774.9605

WEBSITE:
http://www.rogerscorp.com

ROGERS CORPORATION ONE TECHNOLOGY DRIVE P.O. BOX 188 ROGERS, CT 06263-0188
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2010 (May 9, 2010 for employee stock purchase plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2010 (May 9, 2010 for employee stock purchase plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M22799-P89734	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ROGERS CORPORATION

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 and 2.
Vote on Directors
1.	To elect the following nominees as directors.
	Nominees:
	01)	Charles M. Brennan, III	05)	Eileen S. Kraus
	02)	Gregory B. Howey	06)	William E. Mitchell
	03)	J. Carl Hsu	07)	Robert G. Paul
	04)	Carol R. Jensen	08)	Robert D. Wachob

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

		For	Against	Abstain
Vote on Proposal
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: SEE OTHER SIDE.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

As a shareholder, you are entitled to vote at this year's Annual Meeting of Shareholders and are encouraged to do so by dating, signing and returning the proxy card as soon as possible.

PLEASE ACT PROMPTLY
DATE, SIGN AND MAIL YOUR PROXY CARD TODAY

Ñ Please detach and mail in the envelope provided only IF you are not voting via telephone or Internet. Ñ
M22800-P89734
  ROGERS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
MAY 12, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints DENNIS M. LOUGHRAN and ROBERT M. SOFFER, and each of them, acting singly, with full power of substitution, as attorneys and proxies of the undersigned, to vote all shares of capital stock of Rogers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Rogers Corporation to be held on May 12, 2010 at 10:30 a.m., local time, at the corporate offices of Rogers Corporation, One Technology Drive, Rogers, Connecticut, 06263 and any adjournment thereof. The proxies are authorized to vote all shares of stock in accordance with the instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side